                                                                  EXHIBIT 10.50

                                CREDIT AGREEMENT

                                 BY AND BETWEEN

                             GREENFIELD ONLINE, INC.

                                       AND

                               COMMERCE BANK, N.A.

                          ----------------------------

                                   $25,000,000

                          ----------------------------

                              DATED: APRIL 6, 2005

                                TABLE OF CONTENTS

1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION..............................................................      1

   1.1      Definitions....................................................................................      1
   1.2      Principles of Construction.....................................................................     18

2. AMOUNT AND TERMS OF LOANS...............................................................................     20

   2.1      Commitments....................................................................................     20
   2.2      Loans and Advances.............................................................................     20
   2.3      Notes..........................................................................................     20
   2.4      Procedure for Borrowing........................................................................     21
   2.5      Termination and Reduction of Commitments.......................................................     21
   2.6      Repayments and Prepayments of the Loans........................................................     22
   2.7      Use of Proceeds................................................................................     23
   2.8      Payments.......................................................................................     24

3. INTEREST, FEES, YIELD PROTECTIONS, ETC..................................................................     24

   3.1      Interest Rate and Payment Dates................................................................     24
   3.2      Interest Elections.............................................................................     26
   3.3      Fees...........................................................................................     27
   3.4      Concerning Interest Periods....................................................................     27
   3.5      Indemnification for Loss.......................................................................     28
   3.6      Capital Adequacy...............................................................................     28
   3.7      Reimbursement for Increased Costs..............................................................     28
   3.8      Increased Costs; Illegality....................................................................     29
   3.9      Substituted Interest Rate......................................................................     30
   3.10     Taxes..........................................................................................     31

4. REPRESENTATIONS AND WARRANTIES..........................................................................     32

   4.1      Subsidiaries; Capitalization...................................................................     32
   4.2      Existence and Power............................................................................     32
   4.3      Authority and Execution........................................................................     32
   4.4      Binding Agreement..............................................................................     33
   4.5      Litigation.....................................................................................     33
   4.6      Required Consents..............................................................................     33
   4.7      Absence of Defaults; No Conflicting Agreements.................................................     33
   4.8      Compliance with Applicable Laws................................................................     34
   4.9      Taxes..........................................................................................     34
   4.10     Governmental Regulations.......................................................................     34
   4.11     Federal Reserve Regulations; Use of Loan Proceeds..............................................     35
   4.12     ERISA..........................................................................................     35
   4.13     Financial Statements...........................................................................     35
   4.14     Property.......................................................................................     36
   4.15     Authorizations.................................................................................     36

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
   4.16     Environmental Matters..........................................................................     36
   4.17     Insurance......................................................................................     37
   4.18     Solvency.......................................................................................     37
   4.19     Absence of Certain Restrictions................................................................     38
   4.20     No Misrepresentation...........................................................................     38
   4.21     Security Interest and Liens....................................................................     38
   4.22     Labor Matters..................................................................................     39
   4.23     Accounts Receivable............................................................................     39
   4.24     The Ciao Acquisition...........................................................................     39

5. CONDITIONS..............................................................................................     40

   5.1      Effective Date.................................................................................     40
   5.2      Each Advance...................................................................................     44

6. AFFIRMATIVE COVENANTS...................................................................................     45

   6.1      Financial Statements and Other Information.....................................................     45
   6.2      Maintenance of Corporate Existence; Maintenance of Licenses, Permits and Authorizations........     47
   6.3      Maintenance of Properties......................................................................     47
   6.4      Insurance......................................................................................     47
   6.5      Books and Records; Inspection Rights...........................................................     47
   6.6      Notice of Material Events......................................................................     48
   6.7      Payment of Obligations.........................................................................     49
   6.8      Compliance with Laws...........................................................................     49
   6.9      Use of Proceeds................................................................................     49
   6.10     Governmental Consents and Approvals............................................................     49
   6.11     Environmental Matters..........................................................................     50
   6.12     Notice of Certain Changes......................................................................     50
   6.13     Information Regarding Collateral...............................................................     50
   6.14     Additional Subsidiaries........................................................................     51
   6.15     Additional Collateral..........................................................................     51
   6.16     Eligible Liquid Assets.........................................................................     51
   6.17     Accounts.......................................................................................     51
   6.18     Post Effective Date Documents..................................................................     52
   6.19     Further Assurances.............................................................................     52

7. NEGATIVE COVENANTS......................................................................................     53

   7.1      Limitation on Indebtedness.....................................................................     53
   7.2      Limitation on Guarantees.......................................................................     53
   7.3      Limitation on Liens............................................................................     54
   7.4      Fundamental Changes............................................................................     54
   7.5      Limitation on Certain Transactions with Affiliates.............................................     55
   7.6      Asset Sales....................................................................................     55
   7.7      Sale and Leaseback Transactions................................................................     56

   7.8      Investments, Loans, Advances, Guarantees and Acquisitions......................................     56
   7.9      Change of Location.............................................................................     56
   7.10     ERISA Obligations..............................................................................     57
   7.11     Restrictive Agreements.........................................................................     57
   7.12     Amendment of Material Documents................................................................     57
   7.13     Minimum EBITDA.................................................................................     57
   7.14     Prepayments of Indebtedness....................................................................     57
   7.15     Distributions..................................................................................     58

8. DEFAULT.................................................................................................     58

   8.1      Events of Default..............................................................................     58
   8.2      Contract Remedies..............................................................................     60

9. OTHER PROVISIONS........................................................................................     61

   9.1      Amendments and Waivers.........................................................................     61
   9.2      Notices........................................................................................     61
   9.3      No Waiver; Cumulative Remedies.................................................................     63
   9.4      Survival of Representations and Warranties and Certain Obligations.............................     63
   9.5      Expenses.......................................................................................     63
   9.6      Lending Offices................................................................................     64
   9.7      Assignments, Participations....................................................................     64
   9.8      Indemnity......................................................................................     65
   9.9      Limitation of Liability........................................................................     66
   9.10     Counterparts...................................................................................     66
   9.11     Set-off........................................................................................     66
   9.12     Construction...................................................................................     67
   9.13     Governing Law..................................................................................     67
   9.14     Headings Descriptive...........................................................................     67
   9.15     Severability...................................................................................     67
   9.16     Integration....................................................................................     67
   9.17     Consent to Jurisdiction........................................................................     68
   9.18     Intentionally Deleted..........................................................................     68
   9.19     No Limitation on Service or Suit...............................................................     68
   9.20     WAIVER OF TRIAL BY JURY........................................................................     68

SCHEDULES

Schedule 4.1                       Subsidiaries; Capitalization
Schedule 4.6                       Consents
Schedule 4.7                       Defaults; Conflicts
Schedule 4.17                      Insurance
Schedule 7.1                       Indebtedness

Schedule 7.2                    Guarantees
Schedule 7.3                    Liens
Schedule 7.8                    Investments
Schedule 7.11                   Restrictive Agreements

EXHIBITS

Exhibit A-1                     Form of Term Note
Exhibit A-2                     Form of Revolving Note
Exhibit B                       Form of Borrowing Base Certificate
Exhibit C                       Form of Borrowing Request
Exhibit D                       Form of Guaranty
Exhibit E                       Form of Notice of Continuation/Conversion
Exhibit F-1                     Form of Borrower Security Agreement
Exhibit F-2                     Form of Guarantor Security Agreement
Exhibit G                       Form of Joinder
Exhibit H                       Form of Intellectual Property Security
                                Agreement

                                CREDIT AGREEMENT

      CREDIT AGREEMENT, dated April 6, 2005, by and between GREENFIELD ONLINE, INC., a Delaware corporation (the "BORROWER") and COMMERCE BANK N.A. (the "LENDER").

      The Borrower has requested the Lender to extend credit to the Borrower and the Lender is willing to do so subject to the terms and conditions set forth herein.

      Accordingly, for good and valuable consideration, the parties hereto agree as follows:

1.    DEFINITIONS AND PRINCIPLES OF CONSTRUCTION.

      1.1 Definitions.

            As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

            "ACCOUNTANTS": Pricewaterhouse Coopers (or any successor thereto), or such other firm of independent certified public accountants of recognized national standing selected by the Borrower and acceptable to the Lender.

            "ACCOUNT RECEIVABLE": any right of the Borrower to payment for goods sold or services rendered, whether now existing or hereafter arising.

            "ACCUMULATED FUNDING DEFICIENCY": as defined in Section 302 of
ERISA.

            "ADVANCE": Revolving Loans or the Term Loan, as applicable, of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

            "AFFECTED ADVANCE": as defined in Section 3.9.

            "AFFILIATE": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities or other interests having ordinary voting power for the election of directors or other managing Persons thereof or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            "AGREEMENT": this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

            "APPLICABLE LENDING OFFICE": (i) in the case of Prime Advances, the Lender's Domestic Lending Office and (ii) in the case of Eurodollar Advances, the Lender's Eurodollar Lending Office.

            "APPLICABLE MARGIN": at all times (i) with respect to all Prime Advances, 0.75%, and (ii) with respect to all Eurodollar Advances, the Eurodollar Rate for the applicable Interest Period plus 3.50%.

            "AUTHORIZED SIGNATORY": as to (i) any Person which is a corporation, the chairman of the board, the president, any vice president, the chief financial officer, the secretary or any other officer (acceptable to the Lender) of such Person and (ii) any Person which is not a corporation, the general partner or other Managing Person thereof or a duly authorized representative of such Managing Person (acceptable to the Lender).

            "AVAILABLE REVOLVING COMMITMENT AMOUNT": at any time an amount equal to (i) the lesser of the Revolving Commitment Amount and (ii) the Borrowing Base Amount at such time minus the Revolving Credit Exposure.

            "AVAILABILITY PERIOD": the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitment.

            "BOARD": the Board of Governors of the Federal Reserve System of the United States.

            "BORROWER SECURITY AGREEMENT": the Security Agreement, substantially in the form of Exhibit G-1, dated the date hereof, between the Borrower and the Lender, as the same may be amended, supplemented or otherwise modified from time to time.

            "BORROWING BASE AMOUNT": as of any date of determination, an amount equal to the Borrowing Base Percentage of the book value of Eligible Receivables based upon the Borrowing Base Certificate most recently delivered to the Lender under Section 5.2(f) or Section 6.1(g) (less, in each case, reserves with respect to such Eligible Receivables which the Lender may deem necessary from time to time in Bank's commercially reasonable discretion under then existing circumstances). Notwithstanding anything to the contrary in this definition, if the Borrower shall fail to deliver to the Lender a Borrowing Base Certificate on or prior to any date required hereby, the Borrowing Base Amount shall be deemed to be zero ($0.00) from and including such date to the date of delivery to the Lender of such Borrowing Base Certificate.

            "BORROWING BASE CERTIFICATE": a certificate, duly executed by a Financial Officer of the Borrower and in the form of Exhibit B.

         "BORROWING BASE PERCENTAGE": initially 80% and, thereafter, such percentage as the Lender may determine, in its sole discretion, based upon the most recent audit of the Collateral.

         "BORROWING DATE": the date of the making, conversion or continuation, as the case may be, of any Loan.

         "BORROWING REQUEST": a request for an Advance in the form of Exhibit C.

         "BUSINESS DAY": (i) for all purposes other than as set forth in clause
(ii) below, any day other than a Saturday, a Sunday or a day on which commercial banks located in New York City are authorized or required by law or other governmental action to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Advances, any day which is a Business Day described in clause (i) above and which is also a day on which funding in the Dollars between banks may be carried on in London, England.

         "CAPITAL EXPENDITURES": with respect to any Person, expenditures (whether paid in cash or other consideration or accrued as a liability and including in all events all amounts expended or capitalized under Capital Leases but excluding any amount representing capitalized interest) for fixed or capital assets (excluding any capitalized interest and any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations and excluding any replacement assets acquired with the proceeds of insurance) made by such Person.

         "CAPITAL LEASE": with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

         "CAPITAL LEASE OBLIGATIONS": with respect to any Person, obligations of such Person under Capital Leases or capitalized licenses or other intangibles accounted for as liabilities in accordance with GAAP.

         "CAPITAL STOCK": as to any Person, all shares, interests, partnership interests, limited liability company interests, participations, rights in or other equivalents (however designated) of such Person's equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

         "CFC": means a "controlled foreign corporation" as such term is defined in the Code.

         "CHANGE IN CONTROL": one or both of the following events:

                  (i) the acquisition of ownership, directly or indirectly, beneficially or of record, in a single transaction or a series of related transactions and other than through purchases in the public market by any person or group of voting shares entitled to exercise more than 50% of the total power of all outstanding voting shares of the Borrower (including any voting shares which are not then outstanding of which such person or group is deemed the beneficial owner); and

                  (ii) if the Borrower shall fail to have legal and beneficial title to 100% of the Capital Stock of each of its Subsidiaries.

            For purposes of this definition, (a) the terms "person" and "group" shall have the respective meanings ascribed thereto in Sections 13(d) and 14(d)(2) of the Exchange Act, (b) the term "beneficial owner" shall have the meaning ascribed thereto in Rule 13d-3 under the Exchange Act and (c) the term "voting shares" shall mean outstanding shares of any class or classes (however designated) of Capital Stock of the Parent Borrower entitled to vote generally in the election of members of the Managing Person thereof.

            "CIAO ACQUISITION": means the acquisition of all or substantially all of the outstanding capital stock of Ciao AG, a stock corporation under German law ("CIAO"), through a holding company structure composed of two German companies ("SUB" and "SUB 2"; Sub will be owned in its entirety by the Corporation, and Sub 2 will be owned in its entirety by Sub), from the shareholders of Ciao pursuant to the terms of a Share Purchase Agreement dated April 6, 2005, by and between Greenfield Online, Inc., Ciao, the shareholders of Ciao as the Sellers, Greenfield Online, Inc.'s wholly-owned acquisition subsidiary SRVY Acquisition GmbH, and SRVY Acquisition GmbH's wholly owned subsidiary Ciao Holding GmbH as Buyers, and the Company Trustee (as identified therein).

            "CIAO ACQUISITION AGREEMENT": means that certain Share Purchase Agreement dated April 6, 2005, by and between Greenfield Online, Inc., Ciao AG, the shareholders of Ciao as the Sellers, Greenfield Online, Inc.'s wholly-owned acquisition subsidiary SRVY Acquisition GmbH and SRVY Acquisition GmbH's wholly owned subsidiary Ciao Holding GmbH as Buyers, and the Company Trustee (as identified therein).

            "CODE": the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

            "COLLATERAL": the Property in which a security interest is granted under the Security Agreement.

            "COMMITMENT FEE": as defined in Section 3.3(a).

            "COMMITMENTS": collectively, the Revolving Commitment and the Term Commitment.

            "COMPENSATORY INTEREST PAYMENT": as defined in Section 3.1(d).

            "CONSOLIDATED": the Borrower and its Subsidiaries which are consolidated for financial reporting purposes.

            "CONSOLIDATED EBITDA": with respect to any Person for any period, net income of such Person and its subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP, but before any cumulative effect of accounting changes, plus, without duplication and to the extent deducted in determining such net income, the sum of:

                  (i) Consolidated Interest Expense of such Person for such period;

                  (ii) the aggregate amount of taxes expensed for such period;

                  (iii) the aggregate amount attributable to depreciation and amortization for such period;

                  (iv) the aggregate amount of extraordinary or non-recurring non-cash losses during such period;

                  (v) the aggregate amount of compensation paid to officers and employees of the Borrower to the extent paid solely in the Capital Stock of the Borrower; and

                  (vi) the aggregate amount of extraordinary cash and non-cash charges not to exceed $750,000 during any consecutive twelve month period;

            minus, without duplication and to the extent added in determining such net income for such period, extraordinary or non-recurring gains during such period.

            "CONSOLIDATED INTEREST EXPENSE": with respect to any fiscal period, the amount of cash interest accrued on, and with respect to, Consolidated Debt (including, without limitation, amortization of debt discount and imputed interest on Capital Leases), as determined on a Consolidated basis in accordance with GAAP.

            "CONVERSION DATE": the date on which, (i) a Eurodollar Advance is converted to an Prime Advance, (ii) a Eurodollar Advance is converted to a new Eurodollar Advance or (iii) all or a portion of an Prime Advance is converted to a Eurodollar Advance.

            "DEBT ISSUANCE": means the issuance of any Indebtedness for borrowed money by the Borrower or any of its Subsidiaries other than the public issuance or private placement of convertible notes or bonds or similar securities.

            "DEFAULT": any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

            "DISTRIBUTIONS": (i) any dividend or other distribution by the Borrower or any Guarantor (whether in cash, securities or other property) with respect to any shares of any class of equity securities of the Borrower or any Guarantor, or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of (a) any such shares of equity securities of the Borrower or any Guarantor or (b) any option, warrant or other right to acquire any such shares of equity securities of the Borrower or any Guarantor or (iii) any payment of interest on or principal of any subordinated Indebtedness.

            "DOLLARS" and "$": lawful currency of the United States.

            "DOMESTIC LENDING OFFICE": initially, the office of the Lender listed in Section 9.2; thereafter, such other office of the Lender through which it shall be making or maintaining Prime Advances, as reported by the Lender to the Borrower.

            "EFFECTIVE DATE": the date on which the conditions specified in
Section 5.1 are satisfied.

            "ELIGIBLE LIQUID ASSETS": means the following assets held in one or more collateral accounts or in which the Lender otherwise has a perfected, first priority security interest (i) cash, (ii) cash equivalents, and (iii) the following types of marketable securities for which there can be obtained a publicly quoted fair market value: U.S. government securities, and municipal bonds, provided, however, that no bond shall come within this definition of "Eligible Liquid Assets" unless such bond has a BBB or better rating from S&P, or a Baa2 or better rating from Moody's.

            "ELIGIBLE RECEIVABLE": any Account Receivable which conforms to the representations and warranties contained in the Security Agreement and as to which the following requirements have been fulfilled to the reasonable satisfaction of the Lender:

                  (a) the Borrower has lawful title to such Account Receivable, subject to the Lien granted to the Lender pursuant to the Borrower Security Agreements;

                  (b) such Account Receivable arose through the sale of finished goods or merchandise or the rendition of services by the Borrower;

                  (c) the goods or merchandise, the sale of which gave rise to such Account Receivable, have been shipped, or the services, the rendition of which gave rise to such Account Receivable, have been performed;

                  (d) such Account Receivable shall have had excluded therefrom
(i) any portion that is subject to any written dispute, offset, counterclaim or other claim or defense on the part of the account debtor or to any written claim on the part of the account debtor denying liability with respect to such Account Receivable, and (ii) any returns, discounts, claims, credits and allowances;

                  (e) no return, rejection or repossession of the merchandise in respect of such Account Receivable has occurred;

                  (f) the Borrower has the full and unqualified right to assign and grant a security interest in such Account Receivable under and pursuant to the Borrower Security Agreement;

                  (g) such Account Receivable is evidenced by an invoice rendered to the account debtor and no portion of such Account Receivable is evidenced by any chattel paper, promissory note or other instrument;

                  (h) such Account Receivable is subject to a fully perfected first priority security interest in favor of the Lender pursuant to the Borrower Security Agreement;

                  (i) no portion of such Account Receivable is subject to any security interest or Lien in favor of any Person other than the Lien of the Lender pursuant to the Borrower Security Agreement or a Permitted Lien;

                  (j) such Account Receivable did not arise out of a transaction with a Subsidiary or any employee, officer, agent, director, shareholder or Affiliate of the Borrower;

                  (k) the Borrower is not aware of any reorganization, bankruptcy, receivership, custodianship, insolvency or other like condition in respect of the account debtor of such Account Receivable;

                  (l) such Account Receivable has not been outstanding more than 90 days from the date of the invoice therefor;

                  (m) such Account Receivable is payable in Dollars;

                  (n) such Account Receivable does not arise from an account debtor in respect of which more than 25% of such account debtor's Account Receivables have been outstanding longer than the maximum period allowable under clause (l) hereof;

                  (o) the account debtor with respect to such Account Receivable is not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if such account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon the Lender's request, the Federal Assignment of Claims Act of 1940, as amended, or any similar State or local law, if applicable, has been complied with in a manner satisfactory to the Lender;

                  (p) the Lender is, and continues to be, reasonably satisfied with the credit standing of the account debtor in relation to the amount of credit extended;

                  (q) such Account Receivable is from an account debtor resident of the United States, including operating entities of foreign entities which are formed or organized under the laws of any of the United States;

                  (r) such Account Receivable was not purchased or otherwise acquired by the Borrower as applicable, other than through the sale of finished goods and merchandise or through the rendition of services by the Borrower as applicable; and

                  (s) such Account Receivable, when added to all other Accounts Receivable of the same account debtor, does not exceed 25% of the total Accounts Receivable of the Borrower.

            "EMPLOYEE BENEFIT PLAN": an employee benefit plan within the meaning of Section 3(3) of ERISA maintained, sponsored or contributed to by any of the Loan Parties.

            "ENVIRONMENTAL LAWS": any and all federal, state and local laws relating to the environment, the use, storage, transporting, manufacturing, handling, discharge, disposal or recycling of hazardous substances, materials or pollutants or industrial hygiene, and including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 USCA Section 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, as amended, 42 USCA Section 6901 et seq.; (iii) the Toxic Substance Control Act, as amended, 15 USCA Section 2601 et seq.; (iv) the Water Pollution Control Act, as amended, 33 USCA Section 1251 et seq.; (v) the Clean Air Act, as amended, 42 USCA Section 7401 et seq.; (vi) the Hazardous Materials Transportation Authorization Act of 1994, as amended, 49 USCA Section 5101 et seq. and (vii) all rules, regulations, judgments, decrees, injunctions and restrictions thereunder and any analogous state law.

            "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

            "ERISA AFFILIATE": when used with respect to an Employee Benefit Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person which is a member of any group of organizations within the meaning of Sections 414(b) or 414(c) of the Code (or, solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, Sections 414(m) or 414(o) of the Code) of which any Loan Party or any Subsidiary of a Loan Party is a member.

            "ERISA EVENT": (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

            "EURODOLLAR": when used in reference to any Loan or Advance, refers to whether such Loan bears interest at a rate of interest based upon the Eurodollar Rate.

            "EURODOLLAR LENDING OFFICE": initially, the office of the Lender listed in Section 9.2; thereafter, such other office of the Lender through which it shall be making or maintaining Eurodollar Advances, as reported by the Lender to the Borrower.

            "EURODOLLAR RATE": with respect to the Interest Period relating to a Eurodollar Advance, the rate per annum (rounded, if necessary, to the next higher 1/16 of 1%) equal to the arithmetic mean of the offered rates for deposits in U.S. Dollars for a period comparable to such Interest Period which appear on the Telerate Page 3750 (or such other page as may replace such page on such service for the purpose of displaying Eurodollar) as of 11:00 a.m. (London time) on the day that is two Business Days prior to the first day of such Interest Period. If fewer than two rates appear on the Telerate Page 3750, Eurodollar shall mean for the Interest Period relating to a Eurodollar Advance, the rate per annum (rounded, if necessary, to the next higher 1/16 of 1%) at which the Bank offers deposits in U.S. Dollars for a period comparable to such Interest Period and in an amount equal to the outstanding principal amount of such Eurodollar Advance to leading banks in the London interbank eurodollar market as of 11:00 a.m. (London time) on the day that is two Business Days prior to the first day of such Interest Period.

            "EVENT OF DEFAULT": as defined in Section 8.1.

            "EXCHANGE ACT": the Securities Exchange Act of 1934, as amended.

            "EXISTING DEBT": any and all obligations due and owing by the Loan Parties to Silicon Valley Bank.

            "FEES": as defined in Section 2.8(a).

            "FINANCIAL OFFICER": as to any Person, the chief financial officer of such Person or such other officer as shall be satisfactory to the Lender.

            "FINANCIAL STATEMENTS": as defined in Section 4.13.

            "GAAP": generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

            "GOVERNMENTAL AUTHORITY": any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

            "GUARANTEE": of or by any Person (the "GUARANTOR"): any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guaranteed" has a meaning correlative thereto.

            "GUARANTORS": (i) each Subsidiary of the Borrower (other than a CFC) listed in Schedule 4.1, and (ii) any Person that becomes a Subsidiary of the Borrower other than a CFC.

            "GUARANTOR SECURITY AGREEMENT": the Security Agreement, substantially in the form of Exhibit G-2, dated the date hereof, by and among the Guarantors and the Lender, and any security agreement executed and delivered pursuant to Section 6.13, as each may be amended, supplemented or otherwise modified from time to time.

            "GUARANTY": the Guaranty, substantially in the form of Exhibit D, dated the date hereof, among the Guarantors and the Lender and any guaranty executed and delivered pursuant to Section 6.13, as each may be amended, supplemented or otherwise modified from time to time.

            "HAZARDOUS SUBSTANCE": any hazardous or toxic substance, material or waste, including, but not limited to, (i) those substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto and replacements thereof and (ii) any substance, pollutant or material defined as, or designated in, any Environmental Law as a "hazardous substance," "toxic substance," "hazardous material," "hazardous waste," "restricted hazardous waste," "pollutant," "toxic pollutant" or words of similar import.

            "HEDGING AGREEMENT": any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

            "HIGHEST LAWFUL RATE": the maximum rate of interest, if any, that at any time or from time to time may be contracted for, taken, charged or received by the Lender on the Notes, or which may be owing to the Lender pursuant to the Loan Documents under the laws applicable to the Lender and this transaction.

            "HOLDING COMPANY": as defined in Section 3.6.

            "INDEBTEDNESS": as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money, (ii) indebtedness in respect of the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), (iii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iv) obligations with respect to any conditional sale or title retention agreement, (v) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer's payment thereof, (vi) all liabilities secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers', warehousemen's, mechanics', repairmen's or other like non-consensual statutory Liens arising in the ordinary course of business), (vii) Capital Lease Obligations, (viii) obligations under interest rate or foreign currency hedging arrangements at market value, (ix) all obligations of such Person in respect of Capital Stock subject to mandatory redemption or redemption at the option of the holder thereof, in whole or in part, and (x) all Guarantees of such Person in respect of any of the foregoing.

            "INDEMNIFIED LIABILITIES": as defined in Section 9.5.

            "INDEMNIFIED PERSON": as defined in Section 9.8.

            "INTELLECTUAL PROPERTY SECURITY AGREEMENT": the Intellectual Property Security Agreement, substantially in the form of Exhibit H, between the Borrower, each Guarantor and the Lender, as the same may be amended, supplemented or otherwise modified from time to time.

            "INTEREST PAYMENT DATE": (i) as to any Prime Advance, the last day of each month commencing on the first of such days to occur after the Effective Date, (ii) as to any Eurodollar Advance, the last day of the Interest Period applicable thereto, (iii) as to the Term Loan, the Term Loan Maturity Date, and
(iv) as to all Revolving Advances, the Revolving Maturity Date.

            "INTEREST PERIOD": with respect to any Eurodollar Advance requested by the Borrower, (i) initially, the period commencing on the Borrowing Date and ending on the first Business Day of the month following the month in which the Borrowing Date occurs; and (ii) thereafter, one, two or three month periods each commencing on the first Business Day of each month; provided, however, that (1) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day and (2) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month and (3) no Interest Period may expire after the Revolving Maturity Date or the Term Loan Maturity Date. Interest Periods shall be subject to the provisions of Section 3.4.

            "LIEN": any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

            "LOAN" or "LOANS": individually, each loan made by the Lender to the Borrower pursuant to this Agreement and collectively, the loans made by the Lender to the Borrower pursuant to this Agreement.

            "LOAN DOCUMENTS": collectively, this Agreement, the Notes, the Guaranty, the Security Documents, and each other agreement, instrument or document executed or delivered pursuant hereto.

            "LOAN PARTIES": the Borrower and the Guarantors.

            "MANAGING PERSON": with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control, managing member or members, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

            "MARGIN STOCK": any "margin stock", as defined in Regulation U of the Board, as amended, supplemented or otherwise modified from time to time.

            "MATERIAL ADVERSE CHANGE": a material adverse change in (i) the condition (financial or otherwise), operations, business, Property or assets of the Loan Parties, taken as a whole (ii) the ability of each of the Loan Parties to perform its obligations under the Loan Documents to which it is a party or
(iii) the ability of the Lender to enforce the Loan Documents.

            "MATERIAL ADVERSE EFFECT": a material adverse effect on (i) the condition (financial or otherwise), operations, business, Property or assets of the Loan Parties, taken as a whole, (ii) the ability of each of the Loan Parties to perform its obligations under the Loan Documents to which it is a party or
(iii) the ability of the Lender to enforce the Loan Documents.

            "MOODY'S": Moody's Investors Service, Inc., or any successor thereto.

            "MULTIEMPLOYER PLAN": a Pension Plan which is a multiemployer plan, as defined in Section 4001(a)(3) of ERISA.

            "NOTES": as defined in Section 2.3(b).

            "NOTICE OF CONTINUATION/CONVERSION": a notice substantially in the form of Exhibit F.

            "OBLIGATIONS": (i) the due and punctual payment of (a) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower or any Guarantor to the Lender, or that are otherwise payable to the Lender, under this Agreement and the other Loan Documents and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower or any Guarantor under or pursuant to this Agreement and the other Loan Documents.

            "ORGANIZATIONAL DOCUMENTS": as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

            "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

            "PENSION PLAN": at any date of determination, any Employee Benefit Plan (including a Multiemployer Plan), the funding requirements of which (under
Section 302 of ERISA or Section 412 of the Code) are, or at any time within the six years immediately preceding such date, were in whole or in part, the responsibility of any Loan Party, any Subsidiary of a Loan Party or any ERISA Affiliate.

            "PERMITTED INVESTMENTS": (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (ii) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Ratings or from Moody's; (iii) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States that has a combined capital and surplus and undivided profits of not less than $500,000,000 at the date of acquisition; and (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) of this definition and entered into with a financial institution satisfying the criteria described in clause (iii) of this definition.

            "PERMITTED LIEN": a Lien permitted to exist under Section 7.3.

            "PERSON": any individual, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary, or other capacity, and for the purpose of the definition of "ERISA AFFILIATE", a trade or business.

            "PLAN": any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

            "PRIME": when used in reference to any Loan or Advance, refers to whether such Loan bears interest at a rate determined by reference to the Prime Rate.

            "PRIME RATE": shall mean a fluctuating rate per annum equal to the prime rate of interest as published in the Money Rates column of the Wall Street Journal or any successor column or section of such periodical from time to time. Any change in the Prime Rate shall take effect on the date of the change in the Prime Rate. The Borrower acknowledges that the Prime Rate is not necessarily the lowest rate at which the Lender may make loans or other extensions of credit.

            "PROHIBITED TRANSACTION": a transaction which is prohibited under
Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

            "PROPERTY": all types of real, personal, tangible, intangible or mixed property.

            "REAL PROPERTY": all real property owned or leased by the Loan Parties.

            "REGULATORY CHANGE": (i) the introduction or phasing in of any law, rule or regulation after the Effective Date, (ii) the issuance or promulgation after the Effective Date of any directive, guideline or request from any central bank or United States or foreign Governmental Authority (whether or not having the force of law), or (iii) any change after the Effective Date in the interpretation of any existing law, rule, regulation, directive, guideline or request by any central bank or United States or foreign Governmental Authority charged with the administration thereof.

            "REPORTABLE EVENT": with respect to any Pension Plan, (i) any event set forth in Sections 4043(c) (other than a Reportable Event as to which the 30 day notice requirement is waived by the PBGC under applicable regulations), 4062(c) or 4063(a) of ERISA or the regulations thereunder, (ii) an event requiring the Loan Parties, any Subsidiary of a Loan Party or any ERISA Affiliate to provide security to a Pension Plan under Section 401(a)(29) of the Code, or (iii) any failure to make any payment required by Section 412(m) of the Code.

            "REVOLVING COMMITMENT": the Lender's undertaking during the Availability Period to make Revolving Loans, subject to the terms and conditions hereof, in an aggregate outstanding principal amount not exceeding at any time
(i) the Revolving Commitment Amount, or (ii) the Borrowing Base, whichever is less.

            "REVOLVING COMMITMENT AMOUNT": $15,000,000, as reduced from time to time pursuant to Section 2.5.

            "REVOLVING CREDIT EXPOSURE": at any time, the sum of the aggregate outstanding principal amount of the Revolving Loans at such time.

            "REVOLVING LOAN": a Loan referred to in Section 2.1(b) and made pursuant to Section 2.4.

            "REVOLVING MATURITY DATE": April 6, 2008

            "REVOLVING NOTE": as defined in Section 2.3(b).

            "SALE AND LEASEBACK TRANSACTION": any transaction or series of related transactions pursuant to which a Person sells or transfers any Property in connection with the leasing, or the resale against installment payments, of such Property to the seller or transferor.

            "SECURITY AGREEMENT": collectively, the Borrower Security Agreement and the Guarantor Security Agreement.

            "SECURITY DOCUMENTS": collectively, the Security Agreement, the Guaranty, any UCC-1 Financing Statement delivered, filed or to be filed to perfect or continue the security interests created thereby and any other instruments, agreements and documents executed and delivered in connection therewith.

            "SOLVENT": with respect to any Person on a particular date, the condition that on such date, (i) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's Property would constitute an unreasonably small amount of capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability after taking into account probable payments by co-obligors.

            "SPECIAL COUNSEL": Emmet, Marvin & Martin, LLP, special counsel to the Lender.

            "STANDARD & POOR'S": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

            "SUBSIDIARY": as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the Managing Person, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) in respect of an association, partnership, limited liability company, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined.

            "TAXES": any and all present or future income, stamp or other taxes, levies, imposts, duties, fees, assessments, deductions, withholdings, or other charges of whatever nature, now or hereafter imposed, levied, collected, withheld, or assessed by any jurisdiction, or by any department, agency, state or other political subdivision thereof or therein.

            "TELERATE PAGE 3750": the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service), or such other service as may be nominated as the information vendor for purposes of displaying rates or prices comparable to the Eurodollar Rate.

            "TERM COMMITMENT": the commitment of the Lender to make the Term Loan hereunder. The amount of the Lender's Term Commitment is $10,000,000.

            "TERM LOAN": the Loan referred to in Section 2.1(a) and made pursuant to Section 2.4.

            "TERM LOAN MATURITY DATE": April 6, 2008

            "TERM NOTE": as defined in Section 2.3(a).

            "TERMINATION EVENT": with respect to any Pension Plan, (i) a Reportable Event, (ii) the termination of a Pension Plan, or the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, (iii) the institution of proceedings to terminate a Pension Plan under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA.

            "TYPE": when used in reference to any Loan or Advance, refers to whether the rate of interest on such Loan, or on the Loans comprising such Advance, is determined by reference to the Eurodollar Rate or the Prime Rate.

            "UNFUNDED PENSION LIABILITIES": with respect to any Pension Plan, at any date of determination, the amount determined by taking the accumulated benefit obligation, as disclosed in accordance with Statement of Accounting Standards No. 87, "Employers' Accounting for Pensions", over the fair market value of Pension Plan assets.

            "UNITED STATES": the United States of America (including the States thereof and the District of Columbia).

            "UNQUALIFIED AMOUNT": as defined in Section 3.1(d).

            "UNRECOGNIZED RETIREE WELFARE LIABILITY": with respect to any Employee Benefit Plan that provides postretirement benefits other than pension benefits, the amount of the transition obligation, as determined in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," as of the most recent valuation date, that has not been recognized as an expense in an income statement of the Loan Parties, provided that prior to the date such Statement is applicable to the Loan Parties, such amount shall be based on an estimate made in good faith of such transition obligation.

            "UPFRONT FEES" as defined in Section 3.3(a).

            "WITHDRAWAL LIABILITY": liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

      1.2   Principles of Construction.

            (a) For purposes of this Agreement, Loans may be classified and referred to by class (e.g., a "REVOLVING LOAN") or by Type (e.g., a "EURODOLLAR LOAN") or by class and Type (e.g., a "EURODOLLAR REVOLVING LOAN"). Advances also may be classified and referred to by class (e.g., a "REVOLVING ADVANCE") or by Type (e.g., a "EURODOLLAR ADVANCE") or by class and Type (e.g., a "EURODOLLAR REVOLVING ADVANCE" or a "EURODOLLAR TERM ADVANCE").

            (b) All terms defined in a Loan Document shall have the meanings given such terms therein when used in the other Loan Documents or any certificate, opinion or other document made or delivered pursuant thereto, unless otherwise defined therein.

            (c) As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to reflect such change in GAAP, provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

            (d) The words "hereof", "herein", "hereto" and "hereunder" and similar words when used in a Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof, and Section, schedule and exhibit references contained therein shall refer to Sections thereof or schedules or exhibits thereto unless otherwise expressly provided therein.

            (e) The phrase "may not" is prohibitive and not permissive.

            (f) Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

            (g) Unless specifically provided in a Loan Document to the contrary, any reference to a time shall refer to such time in New York City.

            (h) Unless specifically provided in a Loan Document to the contrary, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

            (i) References in any Loan Document to a fiscal period shall refer to that fiscal period of the Borrower.

            (j) Reference to "determination" or "determined", shall mean, unless otherwise specified, a commercially reasonable determination under all the then exiting circumstances.

2.    AMOUNT AND TERMS OF LOANS.

      2.1   Commitments.

            (a) Subject to the terms and conditions hereof, the Lender agrees to make a Term Loan to the Borrower on the Effective Date in a principal amount equal to the Term Commitment.

            (b) Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period. The aggregate principal amount of all Revolving Loans at any one time outstanding shall never exceed (a) the lesser of (i) the Borrowing Base Amount at such time or (ii) the Revolving Commitment Amount. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Revolving Loans.

      2.2   Loans and Advances.

            (a) Each Revolving Loan shall be made as part of an Advance consisting of Revolving Loans made by the Lender and the Term Loan shall be made as part of a single Advance made by the Lender on the Effective Date.

            (b) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Advance if the Interest Period requested with respect thereto would end after the Maturity Date.

      2.3   Notes.

            (a) The Term Loan made by the Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-1, with appropriate insertions therein as to date and principal amount (as indorsed or modified from time to time, the "TERM NOTE"), payable to the order of the Lender for the account of its Applicable Lending Office, dated the Effective Date, and in a stated principal amount equal to the Term Loan.

            (b) The Revolving Loans made by the Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-2, with appropriate insertions therein (as indorsed or modified from time to time, the "REVOLVING NOTE"; and together with the Term Note, individually, a "NOTE" and, collectively, the "NOTES"), payable to the order of the Lender for the account of its Applicable Lending Office, dated the Effective Date, and in a stated principal amount equal to the Revolving Commitment.

      2.4   Procedure for Borrowing.

            (a) To request the Term Loan, the Borrower shall notify the Lender of such request by telephone not later than 11:00 a.m., New York City time on the Effective Date of the proposed Term Loan. The telephonic Borrowing Request for the Term Loan shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Borrowing Request signed by the Borrower. Such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

                  1.    the aggregate amount of the requested Advance; and

                  2.    the date of such Advance, which shall be a Business Day;

            (b) To request a Revolving Loan Advance, the Borrower shall notify the Lender of such request by telephone not later than 11:00 a.m., New York City time, on the date of the proposed Revolving Loan Advance. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

                  1.    the aggregate amount of the requested Advance; and

                  2.    the date of such Advance, which shall be a Business Day.

            (c) The Term Loan and any Revolving Loans made on the Effective Date shall be made as a Eurodollar Advance having an Interest Period of one month.

            (d) Subject to the satisfaction of the terms and conditions of this Agreement, as determined by the Lender, the Advances shall be made available on the Borrowing Date to the Borrower by the Lender at the office of the Lender specified in Section 9.6 by crediting the account of the Borrower on the books of such office with the amount of such requested Advance.

      2.5   Termination and Reduction of Commitments.

            (a) Unless previously terminated, the Revolving Commitment shall terminate on the Revolving Maturity Date.

            (b) The Borrower may, at its option, at any time terminate, or from time to time reduce, the Revolving Commitment, provided that (i) the Borrower shall not terminate or reduce the Revolving Commitment if, after giving effect to any concurrent repayment of the Revolving Loans in accordance with Section 2.6, the aggregate outstanding principal amount of the Revolving Credit Exposure would exceed the

Revolving Commitment; and (ii) each such reduction shall be in an amount that is an integral multiple of $50,000 and not less than $50,000.

            (c) The Borrower shall notify the Lender of any election to terminate or reduce the Revolving Commitment under subsection 2.5(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section 2.5 shall be irrevocable. Any termination or reduction of the Revolving Commitment hereunder shall be permanent.

      2.6   Repayments and Prepayments of the Loans.

            (a) The principal amount of the Term Loan shall be payable in thirty-five (35) equal consecutive monthly installments on the first day of each month, commencing on May 1, 2005, each in the amount of $277,778, with a final payment on the Term Loan Maturity Date equal to the remaining unpaid principal amount of the Term Loan, together with accrued interest therein.

            (b) The unpaid principal amount of the Revolving Loans shall be payable in full on the Revolving Maturity Date.

            (c) The Borrower may, at its option, prepay the Term Loan without premium or penalty (but subject to Sections 3.3(b) and 3.5), in full at any time or in part from time to time by notifying the Lender in writing (i) in the case of Prime Advances, on the date of the proposed prepayment; and (ii) in the case of Eurodollar Advances, at least three Business Days prior to the proposed prepayment. The Borrower's notice shall set forth the amount to be prepaid and the date of prepayment. Each such notice shall be irrevocable and the amount specified in each such notice shall be due and payable on the date specified, together with accrued interest to the date of such payment on the amount prepaid. Each partial prepayment of the Term Loan pursuant to this subsection shall be in an aggregate principal amount of $100,000 or such amount plus a whole multiple of $100,000 in excess thereof, or, if less, the outstanding principal balance of the Term Loan. After giving effect to any partial prepayment with respect to Eurodollar Advances which were made (whether as the result of a borrowing or a conversion), the outstanding principal balance of such Eurodollar Advances shall exceed (subject to Section 3.4) $100,000 or such amount plus a whole multiple of $50,000 in excess thereof. Each prepayment of the Term Loan shall be applied to the remaining installments of principal required under subsection 2.6(a) in the inverse order of the maturity thereof.

            (d) The Borrower may, at its option, prepay the Revolving Loans without premium or penalty, in full at any time or in part from time to time by notifying the Lender in writing on or before the proposed prepayment date. The Borrower's notice shall set forth the amount to be prepaid and the date of prepayment. Each such notice shall be irrevocable and the amount specified in each such notice shall be due and payable on the date specified, together with accrued interest to the date of such payment on the amount prepaid. Each partial prepayment of the Revolving Loans pursuant to this subsection shall be in an aggregate principal amount of $50,000 or such amount plus a whole multiple of $50,000 in excess thereof, or, if less, the outstanding principal balance of the Revolving Loans.

            (e) If any time prior to the Maturity Date the aggregate amount of all Revolving Credit Exposure shall exceed the Borrowing Base, the Borrower shall immediately repay the Lender such amount as may be necessary to eliminate such excess, and the failure of the Borrower to make and the Lender to receive such payment shall constitute an Event of Default hereunder.

            (f) In the event of any partial reduction or termination of the Revolving Commitment pursuant to Section 2.5(b), then (i) at or prior to the date of such reduction or termination, the Lender shall notify the Borrower of the aggregate outstanding principal amount of the Revolving Loans and (ii) if such sum would exceed the Revolving Commitment after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, repay the Revolving Loans in an amount sufficient to eliminate such excess.

            (g) Simultaneously with each prepayment or repayment of a Loan, the Borrower shall prepay all accrued interest on the amounts prepaid or repaid through the date of prepayment. The Borrower shall indemnify the Lender in accordance with Section 3.5 in connection with any such prepayment or repayment.

            (h) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of the Borrower to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. The entries made in the accounts maintained pursuant to this subsection shall, to the extent not inconsistent with any entries made in any Note, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

      2.7   Use of Proceeds.

            (a) The proceeds of the Term Loan shall be used to finance the Ciao Acquisition and for working capital purposes of the Borrower.

            (b) The proceeds of the Revolving Loans shall be used (i) to repay the Existing Debt; and (ii) for the working capital purposes of the Borrower; provided, however, in no event shall the proceeds of the Revolving Loans be used to purchase any of the Capital Stock of the Borrower.

            (c) Notwithstanding anything to the contrary contained in any Loan Document, no part of the proceeds of the Loans shall be used, directly or indirectly, for a purpose which violates any law, including, without limitation, the provisions of Regulations T, U or X of the Board, as amended.

      2.8   Payments.

            (a) Each payment (including each prepayment and repayment) of principal and interest on any Loan, of the Commitment Fee, and of all of the other fees to be paid to the Lender in connection with this Agreement (the Commitment Fee, and all of such other fees, being sometimes hereinafter collectively referred to as the "FEES") shall be made by the Borrower prior to 3:00 p.m. on the date such payment is due to the Lender at the Lender's office specified in Section 9.6, in each case in immediately available funds and without set-off or counterclaim. The failure of the Borrower to make any such payment by 3:00 p.m. shall not constitute a Default, provided that such payment is made on such due date, but any such payment made after 3:00 p.m. on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding on such Loan.

            (b) If any payment hereunder or under any Note shall be due and payable on a day which is not a Business Day, the due date thereof (except as otherwise provided in the definition of Interest Period) shall be extended to the next Business Day and (except with respect to payments in respect of the Fees) interest shall be payable at the applicable rate specified herein during such extension, provided, however that if such next Business Day is after the Maturity Date any such payment shall be due on the immediately preceding Business Day.

3.    INTEREST, FEES, YIELD PROTECTIONS, ETC.

      3.1   Interest Rate and Payment Dates.

            (a) Prime Revolving Advances and Prime Term Advances shall, in each case, bear interest on the unpaid principal amount thereof from the date made to the date such Advance is paid in full at the Prime Rate plus the Applicable Margin.

            (b) Eurodollar Term Advances shall bear interest on the unpaid principal amount thereof from the date made to the date such Advance is paid in full at the Eurodollar Rate for the Interest Period in effect for such Advance plus the Applicable Margin.

            (c) Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, all principal of each Loan and each fee and other amount then due and payable by the Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 3% plus the rate otherwise applicable to such

Loan as provided in the subsection 3.1(a) or 3.1(b) or (ii) in the case of any other amount, 3% plus the Prime Rate plus the Applicable Margin. For purposes of the preceding sentence, the rate applicable pursuant to Section 3.1(a) or 3.1(b) to any overdue principal, interest or other amount payable under the Loan Documents shall be in the case of an overdue principal balance of any Eurodollar Advance, the applicable Eurodollar Rate plus the Applicable Margin until the last day of the applicable Interest Period (or the earlier termination thereof pursuant to this Agreement) and thereafter at the Prime Rate plus the Applicable Margin and in all other cases, the Prime Rate plus the Applicable Margin. All such interest shall be payable on demand.

            (d) At no time shall the interest rate payable on any Loan, together with the Fees and all other amounts payable under the Loan Documents to the Lender, to the extent the same are construed to constitute interest, exceed the Highest Lawful Rate. If for any period during the term of this Agreement, any amount paid to the Lender under the Loan Documents, to the extent the same shall (but for the provisions of this Section 3.1(d)) constitute or be deemed to constitute interest, would exceed the maximum amount of interest permitted by the Highest Lawful Rate during such period (such amount being hereinafter referred to as an "UNQUALIFIED AMOUNT"), then (i) such Unqualified Amount shall be applied or shall be deemed to have been applied as a prepayment of the Loans, and (ii) if in any subsequent period during the term of this Agreement, all amounts payable under the Loan Documents to the Lender in respect of such period which constitute or shall be deemed to constitute interest shall be less than the maximum amount of interest permitted by the Highest Lawful Rate during such period, then the Borrower shall pay to the Lender in respect of such period an amount (each a "COMPENSATORY INTEREST PAYMENT") equal to the lesser of (x) a sum which, when added to all such amounts, would equal the maximum amount of interest permitted by the Highest Lawful Rate during such period, and (y) an amount equal to the Unqualified Amount less all other Compensatory Interest Payments made in respect thereof.

            (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to subsection 3.1(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Eurodollar Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

            (f) Interest on all Advances shall be calculated on the basis of a 360-day year, in each case, for the actual number of days elapsed. Any change in the interest rate on the Loans resulting from a change in the Prime Rate or reserve requirements shall become effective as of the opening of business on the day on which such change shall become effective. Each determination of the Prime Rate, or a Eurodollar Rate by the Lender pursuant to this Agreement shall be conclusive and binding on all parties hereto absent manifest error. The Borrower acknowledges that to the extent interest payable on Prime Advances is based on the Prime Rate, such rate is only one of the bases for computing interest on loans made by the Lender, and by basing interest payable on Prime Advances on the Prime Rate, the Lender has not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which the Lender may now or in the future make loans to other borrowers.

      3.2   Interest Elections.

            (a) Each Advance initially shall be of the Type specified in Section 2.4(c). Thereafter, unless the Borrower delivers a timely Notice of Continuation/Conversion prior to the end of the Interest Period applicable thereto, then, at the end of such Interest Period, such Advance shall be continued as a Eurodollar Advance for an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing no outstanding Advance may be converted to or continued as a Eurodollar Advance.

            (b) (i) The Borrower may elect from time to time to convert the entire Term Loan or the entire Revolving Loan to a Prime Advance by giving the Lender at least one Business Day's prior irrevocable notice of such election, provided, that any such conversion shall be made on the last day of the Interest Period applicable to each such Eurodollar Advance and provided that such conversion may be elected by the Borrower on a day other than the last day of the Interest Period applicable thereto as long as the Borrower shall have made all payments incurred in connection with Section 3.5 hereof prior to any such conversion.

                  (ii) The Borrower may also elect from time to time to convert the entire Term Loan or the entire Revolving Loans to a Eurodollar Advances having an Interest Period of two or three months by giving the Lender at least three Business Days' prior irrevocable notice of such election, specifying the Interest Period relating thereto, provided that (i) any conversion of an Advance to a Eurodollar Advance shall be made on a Business Day described in clause (ii) of the definition thereof and (ii) any conversion of a Eurodollar Advance on a day other than the last day of the Interest Period applicable thereto shall be accompanied by any amounts due to the Lender under Section 3.5 hereof.

                  (iii) Each such notice shall be irrevocable and shall be given by the delivery by telecopy of a Notice of Continuation/Conversion (confirmed promptly, and in any event within five Business Days, by the delivery to the Lender of a Notice of Continuation/Conversion manually signed by the Borrower).

      3.3   Fees.

            (a) The Borrower agrees to pay to the Lender on the Effective Date non-refundable upfront fees in an amount equal to 1% of the Revolving Commitment and 1% of the Term Loan Commitment (collectively, the "UPFRONT FEES").

            (b) The Borrower shall pay to the Lender a commitment fee (the "COMMITMENT FEE"), during the period from the Effective Date through the date on which the Revolving Commitment terminates at a rate per annum equal to 1/8% of the average daily unused portion of the Available Revolving Commitment Amount during the immediately prior fiscal quarter of the Borrower. Accrued commitment fees with respect to the Revolving Commitment shall be payable quarterly in arrears on the last day of each June, September, December and March of each year, on the Revolving Maturity Date, on each date on which the Revolving Commitment is permanently reduced and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the date hereof.

            (c) In the event the Borrower shall make prepayments of principal of the Term Loan in excess of the scheduled amortization payments required under
Section 2.6(a) from any Debt Issuance, the Borrower shall pay at the time of any such prepayment a premium on such prepaid amounts of one percent (1%).

            (d) The Borrower agrees to pay to the Lender a late fee equal to 5% of the amount of any payment which is not paid when due under this Agreement.

            (e) All Fees under Section 3.3(b) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

      3.4   Concerning Interest Periods.

            Notwithstanding any other provision of any Loan Document:

            (a) No Interest Period selected in respect of the conversion of any Term Eurodollar Advance shall end after the Maturity Date.

            (b) The Borrower shall select Interest Periods such that, on each date that a mandatory scheduled principal payment is required to be made pursuant to Section 2.6(a), the outstanding principal balance of each Prime Advance comprising all or a portion of the Term Loan plus each Eurodollar Advance comprising all or a portion of the Term Loan the applicable Interest Period of which shall end on or before such date, shall equal or exceed the aggregate principal balance of the Term Loan required to be paid on such date pursuant to Section 2.6(a).

            (c) The Borrower shall not be permitted to have more than five Eurodollar Advances outstanding at any one time, it being agreed that each borrowing of a Eurodollar Advance pursuant to a single Borrowing Request shall constitute the making of one Eurodollar Advance for the purpose of calculating such limitation.

      3.5   Indemnification for Loss.

            Notwithstanding anything contained herein to the contrary, if the Borrower shall fail for any reason to borrow or convert an Advance after it shall have given notice to do so in which it shall have requested a Eurodollar Advance pursuant to Section 2.4 or 3.2, or if a Eurodollar Advance shall be terminated or converted for any reason prior to the last day of the Interest Period applicable thereto, or if any repayment or prepayment of the principal amount of a Eurodollar Advance is made by the Borrower for any reason on a date which is prior to the last day of the Interest Period applicable thereto, the Borrower shall indemnify the Lender against, and pay on demand directly to the Lender the amount (calculated by the Lender using any method chosen by the Lender which is customarily used by the Lender for such purpose) for similar Loans equal to any loss or out-of-pocket expense suffered by the Lender as a result of such failure to borrow or convert, or such termination, repayment or prepayment, including any loss, cost or expense suffered by the Lender in liquidating or employing deposits acquired to fund or maintain the funding of such Eurodollar Advance, or redeploying funds prepaid or repaid, in amounts which correspond to such Eurodollar Advance, and any internal processing charge customarily charged by the Lender in connection therewith. A certificate of the Lender setting forth the amount of any loss, cost or expense suffered by the Lender shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 20 days after receipt thereof or receipt of a revised certificate correcting any manifest error in the first such certificate.

      3.6   Capital Adequacy.

            If the Lender determines that any Regulatory Change regarding capital requirements of the Lender or the Lender's holding company (the "HOLDING COMPANY") has the effect of reducing the rate of return on the Lender's or such Holding Company's capital, or the asset value to the Lender or such Holding Company of the Loans made or maintained by the Lender, in either case to a level below that which the Lender or such Holding Company could have achieved or would thereafter be able to achieve but for such Regulatory Change (after taking into account the Lender's or such Holding Company's policies regarding capital adequacy) by an amount deemed by the Lender to be material to the Lender or the Holding Company, then, within 20 days after demand by the Lender, the Borrower shall pay to the Lender or such Holding Company such additional amount or amounts as shall be sufficient to compensate the Lender or such Holding Company, as the case may be, for such reduction.

      3.7   Reimbursement for Increased Costs.

            If the Lender shall determine that a Regulatory Change:

            (a) does or shall subject it to any Taxes of any kind whatsoever with respect to any Eurodollar Advances or its obligations under this Agreement to make Eurodollar Advances, or change the basis of taxation of payments to it of principal, interest or any other amount payable hereunder in respect of its Eurodollar Advances, or impose on the Lender any other condition, including any Taxes required to be withheld from any amounts payable under the Loan Documents (except for imposition of, or change in the rate of, tax on the overall net income of the Lender); or

            (b) does or shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Lender in respect of its Eurodollar Advances which is not otherwise included in the determination of a Eurodollar Rate;

and the result of any of the foregoing is to increase the cost to the Lender of making, renewing, converting or maintaining its Eurodollar Advances or its commitment to make such Eurodollar Advances, or to reduce any amount receivable hereunder in respect of its Eurodollar Advances, then, in any such case, the Borrower shall pay the Lender within 20 days after demand therefor, such additional amounts as is sufficient to compensate the Lender for such additional cost or reduction in such amount receivable which the Lender deems to be material as determined by the Lender. No failure by the Lender to demand, and no delay in demanding, compensation for any increased cost shall constitute a waiver of its right to demand such compensation at any time. A statement setting forth the calculations of any additional amounts payable pursuant to this
Section 3.7 submitted by the Lender to the Borrower shall be conclusive absent manifest error.

      3.8   Increased Costs; Illegality.

            (a) If any Regulatory Change shall:

                  (i) Impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Eurodollar Rate); or

                  (ii) Impose on the Lender or the interbank market any other condition affecting this Agreement or any Eurodollar Advances made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Advance (or of maintaining its obligation to make any such Advance) or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

            (b) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or the Holding Company, as the case may be, as specified in Section 3.6 or subsection 3.8(a) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 20 days after receipt thereof or receipt of a revised certificate correcting any manifest error in the first such certificate.

            (c) Notwithstanding any other provision of this Agreement, if, after the date of this Agreement, any Regulatory Change shall make it unlawful for the Lender to make or maintain any Eurodollar Advance or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Advance, then, by written notice to the Borrower:

            (i) the Lender may declare that Eurodollar Advances will not thereafter (for the duration of such unlawfulness) be made by the Lender hereunder (or be continued for additional Interest Periods), whereupon any request to continue a Eurodollar Advance for an additional Interest Period shall be deemed a request for an Prime Advance (or a request to convert a Eurodollar Advance into an Prime Advance), unless such declaration shall be subsequently withdrawn; and

            (ii) the Lender may require that all outstanding Eurodollar Advances made by it be converted to Prime Advances, in which event all such Eurodollar Advances shall be automatically converted to Prime Advances, as of the effective date of such notice as provided in the last sentence of this subsection 3.8(c).

In the event the Lender shall exercise its rights under clauses (i) or (ii) of this subsection 3.8(c), all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Advances that would have been made by the Lender or the converted Eurodollar Advances of such Lender shall instead be applied to repay the Prime Advances made by the Lender in lieu of, or resulting from the conversion of, such Eurodollar Advances, as applicable. For purposes of this subsection 3.8(c), a notice to the Borrower by the Lender shall be effective as to each Eurodollar Advance made by the Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Advance; in all other cases such notice shall be effective on the date of receipt by the Borrower.

      3.9   Substituted Interest Rate.

            If prior to the commencement of any Interest Period for a Eurodollar Advance the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower), with respect to (i) any portion of a Loan that the Borrower has requested be made as Eurodollar Advances or (ii) Eurodollar Advances that will result from the requested continuation of any portion of the Advances as Eurodollar Advances (each, an "AFFECTED ADVANCE"), that by reason of circumstances affecting the interbank market either adequate and reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 3.1 or the Lender shall have determined (which determination shall be conclusive and binding on the Borrower) that the applicable Eurodollar Rate will not adequately and fairly reflect the cost to the Lender of maintaining or funding loans bearing interest based on such Eurodollar Rate, the Lender shall promptly notify the Borrower (by telephone or otherwise, to be promptly confirmed in writing) of such determination, on or, to the extent practicable, prior to the Effective Date or the requested Conversion Date for such Affected Advances. If the Lender shall give such notice, (a) any Affected Advances shall be made as Prime Advances, (b) the Advances (or any portion thereof) that were to have been continued as Affected Advances shall be converted into Prime Advances and (c) any outstanding Affected Advances shall be converted, on the last day of the then current Interest Period with respect thereto, to Prime Advances. Until any notice under clauses (i) or (ii), as the case may be, of this Section 3.9 has been withdrawn by the Lender (by notice to the Borrower promptly upon either (x) the Lender having determined that such circumstances affecting the interbank market no longer exist and that adequate and reasonable means do exist for determining the Eurodollar Rate pursuant to Section 3.1 or (y) the Lender having determined that circumstances no longer render Advances (or any portion thereof) Affected Advances), no further Eurodollar Advances shall be required to be made by the Lender, nor shall the Borrower have the right to convert or continue all or any portion of a Loan to or as Eurodollar Advances.

      3.10  Taxes.

            (a) All payments made by the Borrower under the Loan Documents shall be made free and clear of, and without reduction for or on account of, any Taxes required by law to be withheld from any amounts payable under the Loan Documents other than Taxes imposed on the net income of the Lender. In the event that the Borrower is prohibited by law from making payments hereunder free of deductions or withholdings, then the Borrower shall pay such additional amounts to the Lender as may be necessary in order that the actual amounts received by the Lender in respect of interest and any other amounts payable under the Loan Documents after deduction or withholding (and after payment of any additional Taxes or other charges due as a consequence of the payment of such additional amounts) shall equal the amount that would have been received if such deduction or withholding were not required.

            (b) The Borrower agrees to pay any current or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents or otherwise with respect to, the Loan Documents.

4.    REPRESENTATIONS AND WARRANTIES.

      In order to induce the Lender to enter into this Agreement and to make the Loans, the Borrower and each Guarantor (to the extent applicable) makes the following representations and warranties to the Lender:

      4.1   Subsidiaries; Capitalization.

            As of the Effective Date, (a) the Borrower has the domestic Subsidiaries and the foreign Subsidiaries set forth on Schedule 4.1 hereto; and
(b) Schedule 4.1 also sets forth, as of the Effective Date, (i) the authorized, issued and outstanding Capital Stock and beneficial and record ownership structure of the Borrower, (ii) the authorized, issued and outstanding Capital Stock and beneficial and record ownership structure of each Guarantor and (iii) the exact legal name and jurisdiction of incorporation of each Guarantor. All outstanding Capital Stock of each Loan Party is free and clear of all Liens, and is duly authorized, validly issued, fully paid and nonassessable. As of the Effective Date, except as set forth on Schedule 4.1, (1) none of the Loan Parties has issued any securities convertible into, or options or warrants for, any common or preferred equity securities thereof and (2) there are no agreements, voting trusts or understandings binding upon any of the Loan Parties with respect to the voting securities of any of the Loan Parties or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other right with respect thereto, whether similar or dissimilar to any of the foregoing.

      4.2   Existence and Power.

            Each Loan Party is duly organized or formed and validly existing in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite power and authority to own or lease its Property and to carry on its business as now conducted and as proposed to be conducted during the term of this Agreement, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect.

      4.3   Authority and Execution.

            (a) The Borrower has full legal power and authority to borrow the Loans.

            (b) Each Loan Party has full legal power and authority to enter into, execute, deliver and perform the Loan Documents to which it is a party all of which have been duly authorized by all proper and necessary corporate, partnership or other applicable action and each Loan Party is in full compliance with its Organizational Documents and the execution, delivery and performance by the Loan Parties of the Loan

Documents does not conflict with any of the terms of such Loan Party's Organizational Documents. Each Loan Party has duly executed and delivered the Loan Documents to which it is a party.

      4.4   Binding Agreement.

            The Loan Documents (other than the Notes) constitute, and the Notes, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of the Loan Parties, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether considered in an action of law or in equity).

      4.5   Litigation.

            There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending or, to the knowledge of the Borrower, threatened, against the Borrower, any Guarantor or any of their respective assets that (a) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or might, individually or in the aggregate, materially and adversely affect any of the transactions contemplated by any Loan Document; or (c) seek to (or is expected to) rescind, terminate, revoke, cancel, withdraw, suspend, modify or withhold any necessary license, permit or authorization of any of the Loan Parties.

      4.6   Required Consents.

            Except as set forth in Schedule 4.6, no consent, authorization or approval of, filing with, notice to, or exemption by, stockholders or holders of any other equity interest, any Governmental Authority or any other Person is required to authorize the Loans or is required in connection with the execution, delivery and performance of the Loan Documents to which any Loan Party is a party or is required as a condition to the validity or enforceability of the Loan Documents to which any of the same is a party.

      4.7   Absence of Defaults; No Conflicting Agreements.

            (a) No Loan Party is in default under any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound, the effect of which default could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.7, the execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien (other than a Permitted Lien) upon any Property of any Loan Party or result in a breach of or require the mandatory repayment of or other acceleration of payment under or pursuant to the terms of any such mortgage, indenture, contract or agreement.

            (b) No Loan Party is a party to any agreement (other than the Loan Documents) which could have a Material Adverse Effect.

            (c) None of the Loan Parties is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default could reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of the Loan Documents by the Loan Parties will not conflict with any law, rule, regulation, judgment, order, decree or agreement.

      4.8   Compliance with Applicable Laws.

            Each of the Loan Parties is in compliance in all material respects with all statutes, regulations, rules and orders of all Governmental Authorities (including, but not limited to, ERISA and all Environmental Laws) which are applicable to each such Loan Party, a violation of which could reasonably be expected to have a Material Adverse Effect.

      4.9   Taxes.

            Each of the Loan Parties has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside on its books in accordance with GAAP) which would be material to the Loan Parties, and no tax Liens have been filed with respect thereto. The charges, accruals and reserves on the books of the Loan Parties with respect to all taxes are, to the best knowledge of the Borrower, adequate for the payment of such taxes, and the Borrower knows of no unpaid assessment which is due and payable against any of the Loan Parties or any claims being asserted which could reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP.

      4.10  Governmental Regulations.

            None of the Loan Parties or any Person controlled by, controlling, or under common control with, any of the Loan Parties, is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, as amended, the Investment Company Act of 1940, as amended or any other regulation under any law which would limit or otherwise affect the ability of the Borrower to borrow the Loans under this Agreement.

      4.11  Federal Reserve Regulations; Use of Loan Proceeds.

            None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. After giving effect to the making of the Loans, Margin Stock will constitute less than 25% of the assets (as determined by any reasonable method) of the Loan Parties in the aggregate. No part of the proceeds of the Loans shall be used, directly or indirectly, to purchase or carry Margin Stock or otherwise for a purpose which violates any law, including, without limitation, the provisions of Regulation T, U or X of the Board, as amended.

      4.12  ERISA.

            Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan other than a Multiemployer Plan, and each Pension Plan has complied in all material respects with the applicable provisions of ERISA and the Code, where the liability which could be reasonably expected to result could have a Material Adverse Effect; provided, however, that with respect to any Multiemployer Plan, such representation is made only to the knowledge of the Borrower. No termination of a Plan pursuant to Section 4041(c) or 4042 of ERISA has occurred, and no Lien in favor of the PBGC or a Pension Plan has arisen, during such five-year period. The present value of all accrued benefits under each Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan and to the knowledge of the Borrower, neither the Borrower nor any ERISA Affiliate would become subject to any liability under ERISA if the Borrower or any such ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made which liability could be reasonably expected to result could have a Material Adverse Effect. No such Multiemployer Plan is in reorganization or insolvent.

      4.13  Financial Statements.

            The Borrower heretofore has furnished to the Lender a copy of (a) the audited balance sheet of each Loan Party as of December 31, 2004, and the related statements of operations, stockholder's equity and cash flows for the fiscal year then ended, in each case reported on by the Accountants, and (b) the unaudited balance sheet of each Loan Party as of December 31, 2004, and the related statements of operations, stockholder's equity and cash flows for the fiscal quarters then ended, each as certified by the Financial Officer of each such Loan Party (collectively, with the related notes and schedules, the "FINANCIAL STATEMENTS"). The Financial Statements fairly present the financial condition and results of the operations of the Loan Parties as of the dates and for the periods indicated therein (subject, in the case of such unaudited statements, to normal year-end adjustments) and have been prepared in conformity with GAAP. Except as reflected in the Financial Statements or in the notes thereto, none of the Loan Parties has any obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which, in accordance with GAAP, should have been shown on the Financial Statements and was not. Since the date of the Financial Statements, each of the Loan Parties has conducted its business only in the ordinary course and there has been no Material Adverse Change.

      4.14  Property.

            (a) Each of the Loan Parties has good and marketable title to all of its Property, title to which is material to the such Loan Party, subject to no Liens, except Permitted Liens.

            (b) Each of the Loan Parties has a valid leasehold interest in all Property, a leasehold interest in which is material to any such Loan Party, subject to no Liens, except Permitted Liens. Each of such leases is in full force and effect and there exists no defaults or events of default thereunder.

            (c) Each of the Loan Parties owns, or is entitled to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and to the knowledge of each Loan Party the use thereof by such Loan Party (i) does not infringe upon the rights of any other Person; or (ii) result in a claim by any other Person.

      4.15  Authorizations.

            Each of the Loan Parties possesses or has the right to use all franchises, licenses, permits, authorizations and other rights as are material and necessary for the conduct of its business, and with respect to which it is in compliance, with no known conflict with the valid rights of others which could reasonably be expected to have a Material Adverse Effect. All of such franchises, licenses, permits, authorizations and other rights are in full force and effect and no event has occurred which permits or, to the best knowledge of the Borrower, after notice or the lapse of time or both, or any other condition, could reasonably be expected to permit, the revocation or termination of any such franchise, license, permit, authorization or other right which revocation or termination could reasonably be expected to have a Material Adverse Effect.

      4.16  Environmental Matters.

            (a) No Hazardous Substances have been generated or manufactured on, transported to or from, treated at, stored at or discharged by the Borrower or, to the best of the Borrower's actual knowledge, by any current or former owner or leaseholder, from any Real Property in violation of any Environmental Laws; no Hazardous

Substances have been discharged by the Borrower or, to the best of the Borrower's actual knowledge, by any current or former owner or leaseholder, into subsurface waters under any Real Property in violation of any Environmental Laws; no Hazardous Substances have been discharged by the Borrower or, to the best of the Borrower's actual knowledge, by any current or former owner or leaseholder, from any Real Property on or into Property or waters (including subsurface waters) adjacent to any Real Property in violation of any Environmental Laws; and there are not now, nor to the Borrower's actual knowledge, has there ever been, on any Real Property any underground or above ground storage tanks regulated under any Environmental Laws that are not in compliance with all Environmental Laws.

            (b) No Loan Party (i) has received written notice of any claim, demand, suit, action, proceeding, event, condition, report, directive, Lien, violation, non-compliance or investigation indicating or concerning any potential or actual liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remedial costs, natural resources damages, Property damages, personal injuries or penalties) arising in connection with:
(x) any non-compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by any Loan Party) in violation of any Environmental Laws or the release or threatened release of any Hazardous Substance into the environment in violation of any Environmental Laws, (ii) has received written notice that it has any threatened or actual liability in connection with the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by any Loan Party) or the release or threatened release of any Hazardous Substance into the environment in violation of any Environmental Laws, (iii) has received written notice of any federal or state investigation evaluating whether any remedial action is needed to respond to the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by any Loan Party) or a release or threatened release of any Hazardous Substance into the environment for which any Loan Party is or may be liable, or (iv) has received written notice that any Loan Party is or may be liable to any Person under any Environmental Law.

      4.17  Insurance.

            Schedule 4.17 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date. All premiums in respect of such insurance that are due and payable have been paid.

      4.18  Solvency.

            (a) Immediately after giving effect to the transactions contemplated by the Loan Documents, the Loan Parties are and will be Solvent.

            (b) After the incurrence of the obligations under the Loan Documents, no Loan Party will not have incurred debts beyond the ability to pay such debts as they mature, and the cash available to each Loan Party, after taking into account all other anticipated uses of such cash, is anticipated to be sufficient to pay all such amounts on or in respect of the debts of each such Loan Party, as the case may be, when such amounts are required to be paid.

            (c) After the incurrence of the obligations under the Loan Documents, each Loan Party will have sufficient capital to conduct their present or proposed business, and none of the Loan Parties will not be left with unreasonably small capital with which to conduct their present or proposed business.

      4.19  Absence of Certain Restrictions.

            No indenture, certificate of designation for preferred stock, agreement or instrument to which any Loan Party is a party (other than this Agreement), prohibits or limits in any way, directly or indirectly the ability of any Guarantor to make Distributions or repay any Indebtedness to the Borrower.

      4.20  No Misrepresentation.

            No representation or warranty contained in any Loan Document and no certificate or report from time to time furnished by the Borrower or any Loan Party in connection with the transactions contemplated thereby, contains or will contain a misstatement of material fact, or, to the best knowledge of the Borrower, omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made, provided that any projections or pro-forma financial information contained therein are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lender that such projections as to future events are not to be viewed as facts, and that actual results during the period or periods covered thereby may differ from the projected results.

      4.21  Security Interest and Liens.

            (a) Each Security Agreement is effective to create in favor of the Lender, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Security Agreement , subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and, when (i) the property constituting such Collateral (for which possession is required for perfection) is delivered to the Lender, (ii) the financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate and (iii) all other applicable filings under the Uniform Commercial Code or otherwise that are required under the Loan

Documents are made, the security interests and liens granted pursuant to each Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.3.

            (b) When each Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, the security interests and liens granted pursuant to each Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and the Guarantors in the Intellectual Property (as defined in each Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.3.

      4.22  Labor Matters.

            As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All material payments due from each Loan Party, or for which any claim may be made against each Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

      4.23  Accounts Receivable.

            None of the Accounts Receivable of the Borrower is evidenced by a promissory note or other instrument which has not been delivered to the Lender.

      4.24  The Ciao Acquisition

            The Borrower has heretofore delivered to the Lender a true, correct and complete copy of the Ciao Acquisition Agreement. The Ciao Acquisition Agreement has not been amended or modified and sets forth the entire agreement among the parties thereto with respect to the subject matter thereof. No party to the Ciao Acquisition Agreement has waived the fulfillment of any material condition precedent set forth therein to the consummation of the Ciao Acquisition Agreement, no party has failed to perform any of its material obligations thereunder or under any instrument or document executed and delivered in connection therewith, and the Borrower has no actual knowledge that any of the representations or warranties of the Ciao contained in the Ciao Acquisition Agreement were false or misleading in any material respect when made or when reaffirmed on the date hereof. Except as set forth on Schedule 4.24, no consent or approval, authorization or declaration of any governmental authority, bureau or agency, is or will be required in connection with the Ciao Acquisition Agreement. Except as set forth on Schedule 4.24, neither the execution and delivery of the Ciao Acquisition Agreement, nor the performance by the Borrower or its Subsidiaries' obligations thereunder, will violate any provision of law or will conflict with or result in a breach of, or create (with or without the giving of notice or lapse of time, or both) a default under, any agreement to which the Borrower or any of its Subsidiaries are a party or by which it is bound or any of its properties is affected other than breaches or violations that individually or collectively could not reasonably be expected to have a Material Adverse Effect. The Borrower will acquire upon the consummation of the Ciao Acquisition Agreement valid, legal and marketable title to all the assets to be transferred pursuant thereto and heretofore owned by the Ciao, except with respect to shares related to the Known Lawsuit (as defined in the Ciao Acquisition Agreement) free and clear of any Lien, except for the Liens created and granted by the Security Documents and Permitted Encumbrances.

5.    CONDITIONS.

      5.1   Effective Date.

            The effectiveness of this Agreement shall be subject to the fulfillment of the following conditions precedent to the satisfaction of the
Lender:

            (a) The Lender shall have received a certificate, dated the Effective Date, of the Secretary or an Assistant Secretary of the Borrower:

                  (i) attaching resolutions of its Board of Directors, and, if necessary, its shareholders then in full force and effect authorizing the execution, delivery and performance of this Agreement, the Notes, the Guarantee, the Security Documents, the other Loan Documents, and the related transactions contemplated in connection herewith and therewith,

                  (ii) attaching the by-laws and certificate of incorporation of the Borrower and each Guarantor,

                  (iii) certifying that no amendment or modification of the Borrower's or any Guarantor's by-laws or certificate of incorporation has occurred except as attached to such certificate;

                  (iv) certifying as to the incumbency and signatures of those of its officers authorized to act with respect to this Agreement, the Notes, the Guarantee, the

Security Documents and each other Loan Document, upon which certificate the Lender may conclusively rely until it shall have received a further certificate of the Secretary of the Borrower and each Subsidiary canceling or amending such prior certificate; and

                  (v) attaching a certificate of good standing with respect to the Borrower and each Guarantor as of a recent date issued by the Secretary of State of the state of its incorporation.

            (b) The Lender shall have received counterparts of this Agreement duly executed by the Borrower.

            (c) The Lender shall have received each of the Notes, duly executed by an Authorized Signatory of the Borrower.

            (d) The Lender shall have received the Security Agreements, duly executed by an Authorized Signatory of the Borrower and each Guarantor and dated the Effective Date, together with the following, if available on or prior to the Effective Date:

                  (i) stock certificates representing 65% of the shares of capital stock of all foreign Subsidiaries, in each case, owned by or on behalf of any Loan Party as of the Effective Date;

                  (ii) any promissory notes and other instruments evidencing all loans, advances and other debt owed or owing to any Loan Party as of the Effective Date;

                  (iii) stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates, promissory notes and other instruments; and

                  (iv) all instruments and other documents, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Lender to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement.

            (e) The Lender shall have received counterparts of the Guaranty duly executed by each of the Guarantors.

            (f) The Lender shall have received an opinion of Preston Gates & Ellis LLP, counsel to the Borrower and the Guarantors, addressed to the Lender (and permitting Special Counsel to rely thereon), and dated the Effective Date, in form and substance satisfactory to the Lender. It is understood that such opinion is being delivered to the Lender upon the direction of the Borrower and the Guarantors and that the Lender may and will rely on such opinion.

            (g) The Lender shall have received Uniform Commercial Code, tax, bankruptcy and judgment lien search reports with respect to each applicable public office where Liens are or may be filed disclosing that there are no Liens of record in such official's office covering any Collateral or showing the Borrower or any Guarantor as debtor thereunder (other than Permitted Liens) and a certificate of the Borrower signed by an Authorized Signatory thereof, dated the Effective Date, certifying that, upon the making of the Loans there will exist no Liens on the Collateral other than Permitted Liens.

            (h) There shall be no injunction, writ, preliminary restraining order or other order of any nature issued by any Governmental Authority in any respect materially and adversely affecting the transactions provided for in the Loan Documents and no action or proceeding by or before any Governmental Authority has been commenced and is pending or, to the knowledge of the Borrower, threatened, seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith, and the Lender shall have received a certificate, in all respects satisfactory to the Lender, of an Authorized Signatory of the Borrower to the foregoing effect.

            (i) All approvals and consents of all Persons required to be obtained in connection with the consummation of the transactions contemplated by the Loan Documents shall have been obtained and shall be in full force and effect, and all required notices have been given and all required waiting periods shall have expired, and the Lender shall have received a certificate, in all respects satisfactory to the Lender, of an Authorized Signatory of the Borrower to the foregoing effect.

            (j) The Lender shall have received a certificate of a Financial Officer of the Borrower, dated the Effective Date, in all respects satisfactory to the Lender certifying that after giving effect to the Loans to be made on the Effective Date, to the best knowledge of such Financial Officer, the Borrower and each Guarantor is Solvent.

            (k) The Lender shall have (i) received a pay-off-letter from the holder of the Existing Debt, in form and substance satisfactory to the Lender and (ii) confirmed that (1) prior to or simultaneously with the making of the Loans on the Effective Date, the Borrower shall have fully repaid all Existing Debt and all agreements with respect thereto shall have been cancelled or terminated, and (2) the holder of the Existing Debt shall have confirmed that, upon repayment of the Existing Debt, all Liens on the assets of the Borrower and Guarantors, if any, securing the Existing Debt shall be deemed terminated and shall have agreed to file or to authorize the Borrower to file any UCC or other statements necessary or appropriate to effect such termination.

            (l) The Lender shall have received each of the following, which shall be in form and substance satisfactory to the Lender: (i) financial statements of the Loan Parties for the fiscal year ending December 31, 2004, certified by the Financial Officer of such Loan Party, and (ii) projections covering the period from the Effective Date to the Maturity Date.

            (m) The Lender shall have received an audit of the Collateral, which audit to be paid for by the Borrower and acceptable to the Lender in all respects.

            (n) The Lender shall have received and be satisfied with the completed aged schedule of Accounts Receivable.

            (o) All fees payable to the Lender on the Effective Date, including without limitation, the Upfront Fees, shall have been paid by the Borrower and all filing fees and recording fees shall have been paid by the Borrower.

            (p) The fees and expenses of Special Counsel in connection with the preparation, negotiation and closing of the Loan Documents shall have been paid by the Borrower.

            (q) The Lender shall have received a certificate dated the Effective Date, duly executed by an Authorized Signatory of the Borrower, certifying that
(i) no Default has occurred and is continuing or would result from the making of any Loan, (ii) the representations and warranties contained in the Loan Documents are true and correct on and as of the Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date, (iii) no Material Adverse Change or material adverse condition in the business, assets, operations, properties, condition (financial or otherwise), liabilities (including contingent liabilities), prospects or material agreements of the Borrower or any of the Guarantors has occurred since December 31, 2004 and (iv) the Borrower has complied and is in compliance with all of the terms, covenants and conditions of the Loan Documents.

            (r) The Lender shall have received evidence satisfactory to it that the consummation by the Lender of the transactions contemplated by the Loan Documents (including, but not limited to, the making of the Loans, if any, the use of the proceeds thereof and the granting of liens and security interests in the Collateral pursuant to the Security Documents) will not result in any violation by the Lender of any requirement of law or any regulation.

            (s) The Lender shall have received a certificate of all insurance maintained by the Borrower and the Guarantors in form and substance and in amounts reasonably satisfactory to the Lender together with endorsements naming the Lender as loss payee.

            (t) The Lender shall have received in form and substance satisfactory to the Lender a Borrowing Base Certificate, duly completed and setting forth the calculations required thereby, as of the Effective Date.

            (u) The Lender shall have received confirmation satisfactory to it that (i) the Borrower has established its primary domestic operating account and its primary investment and cash management accounts at an office of the Lender and (ii) the accounts established by the Borrower at an office of the Lender are subject to the security interests granted pursuant to the Borrower Security Agreement and that such amounts have not less than $10,000,000 of Eligible Liquid Assets.

            (v) The Lender shall have received a copy of the definitive Ciao Acquisition Agreement, which shall not have been amended or modified except with the prior written consent of the Lender, and a copy of all filings made by the Borrower and the Ciao with the Securities and Exchange Commission with respect to the Ciao Acquisition and together with a certificate signed on behalf of the Borrower by a Financial Officer of the Borrower's, dated as of the Effective Date, stating that:

                  (i) the directors and shareholders of Ciao have approved the Ciao Acquisition Agreement;

                  (ii) all regulatory consents and approvals for the Ciao Acquisition have been obtained and all waiting periods with respect thereto have expired and all consents set forth in the Ciao Acquisition Agreement have been obtained;

                  (iii) there exists no injunction or temporary restraining order which would prohibit the making of the Loans or the consummation of the Ciao Acquisition or the other transactions contemplated by this Agreement; and there exists no litigation which would reasonably be expected to result in a Material Adverse Effect (after giving effect to the Ciao Acquisition) taken as a whole; and

                  (iv) all conditions to the consummation of the Ciao Acquisition in accordance with the Ciao Acquisition Agreement have been satisfied or waived other than the payment of the cash consideration for the purchase price.

            (w) The Lender shall have received a form of authorization to charge account duly executed by the Borrower.

            (x) The Lender shall have received such other documents, each in form and substance reasonably satisfactory to the Lender, as the Lender shall reasonably require.

      5.2 Each Advance.

            The obligation of the Lender to make any Advance is subject to the satisfaction of the following conditions precedent to the satisfaction of the
Lender:

            (a) The representations and warranties contained in each Loan Document shall be true and correct in all material respects on and as of the date of such Advance (and immediately after giving effect to such Advance), except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date and the Lender shall have received a certificate dated as of such borrowing date certifying as to the foregoing.

            (b) At the time of and immediately after giving effect to such Advance, no Default shall have occurred and be continuing and the Lender shall have received a certificate dated as of such borrowing date certifying as to the foregoing.

            (c) The Lender shall have received a Borrowing Request meeting the requirements of Section 2.4(a) and duly executed by a Financial Officer.

            (d) The Lender shall have received evidence satisfactory to it that the intended use of proceeds of the Loans by the Borrower is in accordance with
Section 2.7 hereof.

            (e) The Lender shall have received evidence satisfactory to it that the making of the Loans by the Lender and the use of proceeds thereof by the Borrower will not result in any violation by the Lender of any requirement of law or any regulation.

            (f) The Lender shall have received a Borrowing Base Certificate.

            (g) The Lender shall have received such other documentation and assurances as shall be reasonably required by it in connection with such Advance.

Each Advance shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a) and
(b) of this Section 5.2.

6. AFFIRMATIVE COVENANTS.

            Each of the Borrower and the Guarantors covenants and agrees that so long as the Commitments remain in effect or any of the Obligations remain unpaid and unless otherwise consented to in writing by the Lender:

      6.1 Financial Statements and Other Information.

            Each of the Borrower and the Guarantors shall keep proper books of record and account in which full, true and correct entries shall be made in accordance with GAAP consistently applied throughout the periods involved, and the Loan Parties shall furnish to the Lender:

            (a) As soon as available but in any event not later than 120 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2004), the audited Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such financial year and related audited statements of income, cash flows and members' equity, setting forth in each case in comparative form the corresponding figures as at the end of and for the preceding fiscal year, all in reasonable detail prepared in accordance with GAAP applied on a basis consistently maintained throughout the periods involved and reported on by the Accountants (without a "going concern" or like qualification or exception and without qualification or exception as to the scope of such audit) together with copies of any auditor's opinions, reliance letters or internal management letters;

            (b) As soon as available but in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited Consolidated balance sheet and related statements of income, cash flows and members' equity of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, prepared by the management of the Borrower, setting forth in each case in comparative form the figures for the corresponding fiscal quarter end, and period or periods, of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied, subject to normal year-end audit adjustments together with copies of any internal management letters;

            (c) Concurrently with any delivery of financial statements under subsections 6.1(a) and 6.1(b), a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.16, and 7.13, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Financial Statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

            (d) Within 15 days after the last day of each month, a Borrowing Base Certificate, duly completed and setting forth the calculations required thereby, as of such last day together with a completed aged schedule of Accounts Receivable, each in form and substance satisfactory to the Lender;

            (e) Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

            (f) As soon as available, copies of all material reports, notices and other materials sent by the Borrower or any Guarantor to, or received by the Borrower or any Guarantor from, its members (or stockholders, as applicable), Pension Plans or any

Governmental Authorities (including, but not limited to, PBGC, the Internal Revenue Service, the United States Department of Labor and any Federal, state or local environmental protection agencies) which have or could reasonably be expected to have a Material Adverse Effect; provided that, so long as the Borrower is a reporting company under the Exchange Asset, the delivery of the items described in subsection (e) shall satisfy the requirements of this subsection (f);

            (g) Within 10 days of the receipt thereof, a copy of any management letter issued to the Borrower by the Accountants; and

            (h) With reasonable promptness, such other information with respect to the business, assets, financial position or results of operations of the Borrower and the Guarantors as the Lender may from time to time reasonably request.

      6.2 Maintenance of Corporate Existence; Maintenance of Licenses, Permits and Authorizations.

            Each of the Borrower and the Guarantors shall do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its corporate existence and the rights, licenses, permits, privileges, franchises and authorizations material to the conduct of its business.

      6.3 Maintenance of Properties.

            (a) Each of the Borrower and the Guarantors shall keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

            (b) Each of the Borrower and the Guarantors shall maintain and protect its ownership of, or right to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, in each case free of any claims or infringements by any other Person.

      6.4 Insurance.

            Each of the Borrower and the Guarantors shall maintain, with financially sound and reputable insurers, insurance on its property and insurance against liabilities in such amounts and against such risks as are usually carried by companies of similar size engaged in the same or a similar business and such other insurance as is required pursuant to the terms of the Security Documents.

      6.5 Books and Records; Inspection Rights.

            Each of the Borrower and Guarantors will keep proper books or record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of the Borrower and the Guarantors shall permit, (a) representatives of the Lender at the Borrower's expense, upon reasonable written notice, to visit and inspect any of its properties and examine and take abstracts from its records and books of account and to discuss its business with its executive officers, solely for the purpose of assessing the financial condition and credit-worthiness of the Borrower and the Guarantors, during usual working hours not more than one (1) time per year unless the Lender has reasonable grounds to believe that a Material Adverse Change has occurred, and in such event, as often as may reasonably be required; and (b) at such times as the Lender may reasonably require, representatives of the Lender to conduct, at the Borrower's expense, an audit of the Collateral. In connection with this Section 6.5, the Lender shall use its reasonable efforts to minimize interference with the Borrower's and the Guarantors' businesses.

      6.6 Notice of Material Events.

            The Borrower and each Guarantor, to the extent applicable, shall promptly give notice to the Lender, including brief particulars, of:

            (a) the occurrence of a Default hereunder;

            (b) the occurrence of any default, event of default or acceleration under any other instrument or other agreement to which any Loan Party is a party and which evidences, secures or governs Indebtedness that is material to such Loan Party;

            (c) the passage of any statute, the publication of any decree or order, the promulgation of any regulation thereunder or interpretation thereof which, in the judgment of the Borrower, might have a Materially Adverse Effect;

            (d) the institution of any litigation, proceeding or investigation (or the threat thereof) against or affecting any Loan Party or any of their respective assets which (i) could reasonably be expected to have a Material Adverse Effect; (ii) questions the validity or enforceability of any Loan Document; or (iii) seeks to (or is expected to) rescind, terminate, revoke, cancel, withdraw, suspend, modify or withhold any license, permit or authorization material to the business of such Loan Party;

            (e) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

            (f) any lapse, refusal to renew or extend or other termination of any material license, permit, franchise or other authorization issued to any Loan Party by any Person or Governmental Authority, which lapse, refusal or termination, could reasonably be expected to result in a Material Adverse Effect;

            (g) the issuance by any Loan Party of any Capital Stock resulting in cash proceeds or the incurrence of any Indebtedness by any such Loan Party not permitted under Section 7.1;

            (h) the occurrence of any insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding if the value thereof exceeds $50,000; or

            (i) any other development that results in, or could reasonably be expected to result in, a Material Adverse Change or Material Adverse Effect.

      6.7 Payment of Obligations.

            Each of the Borrower and the Guarantors shall pay, discharge and perform, at or before the fixed or extended maturity thereof, all of its or their respective material obligations and liabilities, including, without limitation, liabilities in respect of leases, Indebtedness permitted hereunder or for Taxes, except any of such obligations or liabilities which are being contested in good faith and by appropriate proceedings, and appropriate reserves with respect thereto required in accordance with GAAP shall have been set aside on its or their respective books.

      6.8 Compliance with Laws.

            Each of the Borrower and the Guarantors shall comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, but not limited to, ERISA and all Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

      6.9 Use of Proceeds.

            The Borrower shall use the proceeds of the Loans only for the purposes set forth in Section 2.7.

      6.10 Governmental Consents and Approvals.

            The Borrower shall promptly obtain and use all reasonable efforts to keep in force and shall comply in all material respects with all such approvals, consents, orders and authorizations by and licenses from, give all such notices to, register, enroll and file all such documents with, and take all such other actions with respect to, any Governmental Authority.

      6.11 Environmental Matters.

            Each of the Borrower and the Guarantors shall take all actions reasonably necessary to comply with all Environmental Laws and Regulations applicable to it or its business, assets or properties, and shall not knowingly permit or suffer any violation of Environmental Laws and Regulations by any third party lessee in connection with its lease of its assets or properties, which Environmental Laws and Regulations, if violated, or which violation, as the case may be, could have a Material Adverse Effect on the Collateral or on the business, operations or financial position of the Loan Parties.

      6.12 Notice of Certain Changes.

            Subject to Section 7.9, each of the Borrower and the Guarantors will furnish to the Lender prompt written notice of any change in (a) its legal name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (b) its jurisdiction of organization or the location of its chief executive office, its principal place of business, any office in which it maintains its books or records, (c) its identity or organizational structure or (d) its organizational identification number or its Federal Taxpayer Identification Number.

      6.13 Information Regarding Collateral.

            (a) The Borrower will furnish to the Lender prompt written notice of any change in (i) the legal name of any Loan Party or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) the location of the chief executive office of any Loan Party, its principal place of business, any office in which it maintains books or records relating to Collateral owned or held by it or on its behalf or any office or facility at which Collateral owned or held by it or on its behalf with an aggregate book value in excess of $25,000 is located (including the establishment of any such new office or facility), (iii) the identity or organizational structure of any Loan Party such that a filed financing statement becomes misleading or (iv) the Federal Taxpayer Identification Number of any Loan Party. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Lender to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

            (b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clauses (a) and
(b) of Section 6.1, the Borrower shall deliver to the Lender a certificate of a Financial Officer (i) setting forth the information required pursuant to Sections 1, 2 and 8 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate or the date of the most recent certificate delivered pursuant to this Section, and (ii) certifying that the Loan Parties are in compliance with all of the terms of the Security Agreement.

      6.14 Additional Subsidiaries.

            In the event that on or after the Effective Date, any Person shall become a Subsidiary, the Borrower shall (a) notify the Lender in writing thereof within ten Business Days thereof, (b) unless such Subsidiary is a CFC, cause such Person to execute and deliver to the Lender a Guaranty in the form of Exhibit D attached hereto and a Joinder in the form of Exhibit G, within five Business Days thereafter, (c) unless such Subsidiary is a CFC, cause such Person to execute and deliver to the Lender a Security Agreement in the form of Exhibit F-2 attached hereto within five Business Days thereafter, (d) cause any shares of Capital Stock of such new Subsidiary owned by or on behalf of any Loan Party (other than any Loan Party that is a CFC) to be pledged pursuant to the Security Agreement within five Business Days thereafter (e) cause each such new Subsidiary (if it is not a CFC) to deliver to the Lender any shares of Capital Stock owned by or on behalf of such new Subsidiary in any other Subsidiary within five Business Days after such Subsidiary is formed or acquired (except that if such Subsidiary is a CFC, not more than 65% of such Capital Stock shall be required to be pledged under this Section 6.14 or the Security Agreement) and
(f) unless such Subsidiary is a CFC, deliver to the Lender a Perfection Certificate with respect to such Subsidiary, and such certificates, instruments and opinions as the Lender may request.

      6.15 Additional Collateral.

            If after the Effective Date, any Loan Party acquires any property which would constitute Collateral, the Borrower shall, and shall cause each such other Loan Party to, execute any and all documents, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or which the Lender may reasonably request, to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrower.

      6.16 Eligible Liquid Assets.

            The Borrower shall at all times maintain in accounts at the Lender subject to the security interests granted under the Borrower Security Agreement Eligible Liquid Assets having a value (in the reasonable judgment of the Lender) of not less than $10,000,000.

      6.17 Accounts.

            The Borrower shall maintain at offices of the Lender its primary domestic operating account and its primary investment and cash management accounts.

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

      6.18 Post Effective Date Documents

            The Borrower shall deliver to the Lender, within thirty days after the Effective Date:

            (a) a copy of the Borrower's and each Guarantor's certificate of incorporation, certified as of a recent date by the Secretary of State of the state of its incorporation;

            (b) to the extent not delivered on the Effective Date, each of the items described in Sections 5.1(d) (i)-(iv);

            (c) a completed Perfection Certificate, dated the date of delivery and signed by the President, a Vice President or a Financial Officer of the Borrower together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Lender that the Liens indicated by such financing statements (or similar documents) are permitted by Section 7.3 or have been released;

            (d) The Intellectual Property Security Agreement duly executed by an Authorized Officer of the Borrower and each Guarantor.

      6.19 Further Assurances.

            Each of the Borrower and the Guarantors shall, at any time and from time to time, without expense to the Lender, execute, acknowledge (if appropriate) and deliver, or cause to be executed, acknowledged (if appropriate) and delivered, any and all of such further assurances and other instruments and will take or cause to be taken such other action, as may be reasonably required by the Lender, as necessary to maintain, preserve, safeguard and continue their respective rights and interests hereunder. Each of the Borrower and the Guarantors hereby irrevocably authorizes the Lender to file (without the Borrower's or any Guarantor's signature) any financing statement or similar document pursuant to the Uniform Commercial Code as enacted and in force in any jurisdiction within, or subject to, the jurisdiction of the United States and any analogous document under legislation of like import or purpose for the time being in force, in any other country, the filing of which may be reasonably necessary to perfect, protect or continue any of the respective rights of the Lender hereunder and under the other Loan Documents.

7. NEGATIVE COVENANTS.

            Each of the Borrower and the Guarantors hereby covenants and agrees that so long as the Commitments remain in effect or any of the Obligations remain unpaid, without the prior written consent of the Lender:

      7.1 Limitation on Indebtedness.

            Neither the Borrower nor any Guarantor shall create, incur, assume, guarantee or otherwise become or remain liable in respect of any Indebtedness, other than:

            (a) the Indebtedness under the Loan Documents;

            (b) Indebtedness existing on the date hereof and set forth in
Schedule 7.1, including any extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

            (c) subject to subsection (d) below, Indebtedness with respect to Capital Lease Obligations and other purchase money Indebtedness; provided, that any such Indebtedness shall not exceed the lesser of the purchase price or the fair market value of the asset so financed;

            (d) other Indebtedness of the Borrower or any Guarantor; provided, however, the aggregate outstanding amount of Indebtedness incurred pursuant to subsection (c) and this subsection (d) shall not exceed $1,000,000; and

            (e) Indebtedness of any Subsidiary to the Borrower or of any Subsidiary to any other Subsidiary, provided that, any such Indebtedness (i) is evidenced by a note or other instrument that is delivered to the Lender and (ii) is subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Lender.

      7.2 Limitation on Guarantees.

            Neither the Borrower nor any Guarantor shall, at any time, have Guarantees outstanding, other than:

            (a) Guarantees of the Indebtedness of the Borrower to the Lender;

            (b) Guarantees existing on the date hereof and set forth on Schedule 7.2, including any extensions, renewals or replacements of any such Guarantees that do not increase the amount of the obligation Guaranteed; and

            (c) Guarantees of Indebtedness permitted under Section 7.1.

      7.3 Limitation on Liens.

            Neither the Borrower nor any Guarantor shall create, incur, assume or suffer to exist, any Lien upon any of its property, assets, income or profits, present or future, except:

            (a) Liens securing the Obligations;

            (b) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves are provided);

            (c) carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are being contested in good faith by appropriate proceedings;

            (d) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

            (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Guarantor;

            (f) any Lien on any property or asset of the Borrower or any Guarantor existing on the date hereof and set forth in Schedule 7.3, provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Guarantor and (ii) such Lien shall secure only those obligations which it secures on the date hereof and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

            (g) Liens securing Indebtedness permitted under Section 7.1 and not described in Sections 7.3(a) through (f) provided such Liens are subordinated to Liens securing the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Lender.

      7.4 Fundamental Changes.

            (a) Neither the Borrower nor any Guarantor shall merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the equity securities of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing:

                  (i) any Guarantor may merge into the Borrower in a transaction in which the Borrower is the surviving entity and any Guarantor may merge into or consolidate with any other Guarantor;

                  (ii) the Borrower may sell, transfer, lease or otherwise dispose of its assets to any Guarantor; and

                  (iii) any Guarantor may sell, transfer, lease or otherwise dispose of its assets to the Borrower or any other Guarantor.

            (b) Neither the Borrower nor any Guarantor shall engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Guarantors on the Effective Date and businesses or activities that are substantially similar, related or incidental thereto.

      7.5 Limitation on Certain Transactions with Affiliates.

            Neither the Borrower nor any Guarantor shall sell, transfer, lease or otherwise dispose (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, shareholders, members, directors or officers, except (a) at prices and on terms and conditions not less favorable to the Borrower or such Guarantor (as determined in good faith by the Borrower) than could be obtained on an arms-length basis from unrelated third parties; and (b) in the ordinary course of business.

      7.6 Asset Sales.

            Neither the Borrower nor any Guarantor shall sell, transfer, lease or otherwise dispose (including pursuant to a merger) of any asset, including any equity securities, nor will the Borrower or any Guarantor issue any additional shares of its equity securities, except:

            (a) sales, transfers and other dispositions of products, inventory, used or surplus equipment, in each case in the ordinary course of business; and

            (b) sales, transfers, leases and other dispositions permitted to be made pursuant to Section 7.4.

      7.7   Sale and Leaseback Transactions.

            Neither the Borrower nor any Guarantor shall enter into any arrangement, directly or indirectly, with any Person for any Sale and Leaseback Transaction.

      7.8   Investments, Loans, Advances, Guarantees and Acquisitions.

            Neither the Borrower nor any Guarantor shall purchase, hold or acquire (including pursuant to any merger) any Capital Stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, or purchase, hold or acquire any "derivative", except:

            (a) Permitted Investments;

            (b) Investments or loans existing on the date hereof and set forth in Schedule 7.8;

            (c) investments made by the Borrower in the Capital Stock of the Guarantors;

            (d) Guarantees permitted to be incurred pursuant to Section 7.2; and

            (e) Investments by the Borrower in Subsidiaries formed or acquired after the Effective Date, provided that (1) concurrently with the formation or acquisition of any such Subsidiary, the Borrower shall have compiled with Sections 6.14 and 6.18(b) and (2) after giving effect to any such Investments and any loans to Subsidiaries made pursuant to Section 7.1(e), not more that 55% of the assets and revenues of the Borrower and its Subsidiaries on a Consolidated basis are owned and earned by Subsidiaries which are CFCs.

      7.9   Change of Location.

            Neither the Borrower nor any Guarantor shall change the jurisdiction of its organization or change the location of its principal place of business or the office where it keeps its corporate records and books of account or open a new office or change the location of any Collateral in each case without giving at least thirty (30) days' prior written notice to the Lender, specifying the address of such new location or new office.

      7.10  ERISA Obligations.

            Neither the Borrower nor any Guarantor shall become obligated, directly or contingently, under or in respect of any pension or other employee benefit plan which is subject to the provisions of Title IV of ERISA which could reasonably be expected to have a Material Adverse Effect.

      7.11  Restrictive Agreements.

            Neither the Borrower nor any Guarantor shall, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon: (a) the ability of any Loan Party to create, incur or permit to exist any Lien (other than Permitted Liens) upon any of its property or assets; (b) any Guarantor to make any Distributions with respect to any shares of its Capital Stock; or (c) any Guarantors to make or repay loans or advances to the Borrower or to Guarantee Indebtedness of the Borrower, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement and
(ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.11 (but shall apply to any extension, renewal, amendment or modification expanding the scope of any such restriction or condition).

      7.12  Amendment of Material Documents.

            Neither the Borrower nor any Guarantor shall amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other Organizational Documents, other than amendments, modifications or waivers that would not reasonably be expected to have a Material Adverse Effect.

      7.13  Minimum EBITDA.

            The Borrower shall not permit as of the last day of each fiscal quarter of the Borrower EBITDA for the twelve months then ended to be less than $20,000,000.

      7.14  Prepayments of Indebtedness.

            Neither the Borrower nor any Guarantor shall (a) pay, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness (other than the prepayment of the Loans in accordance with the terms of this Agreement) or (b) amend, modify or change in any manner any term or condition of any Indebtedness if such amendment, modification or change could reasonably be expected to have a Material Adverse Effect.

      7.15  Distributions.

            The Borrower will not, and will not permit any of the Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any Distributions, except that (a) the Borrower may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock, (b) any Subsidiary may declare and pay dividends with respect to its Capital Stock to the Borrower or any other Subsidiary and (c) any Subsidiary may return Investments or repay Indebtedness to the Borrower or to any other Subsidiary.

8.    DEFAULT.

      8.1   Events of Default.

            The following shall each constitute an "EVENT OF DEFAULT" hereunder:

            (a) The failure of the Borrower to make any payment of principal on any Note within five days of the date such payment is due and payable; or

            (b) The failure of the Borrower to make any payment of interest, Fees, expenses or other amounts payable under any Loan Document or otherwise to the Lender with respect to the loan facilities established hereunder within five
(5) days of the date when due and payable; or

            (c) Any representation or warranty made by any Loan Party (or by an officer thereof on its behalf) in any Loan Document or in any certificate, report, opinion (other than an opinion of counsel), financial statement or other document delivered or to be delivered pursuant thereto, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made or deemed made or delivered or furnished; or

            (d) The failure of any Loan Party to observe or perform any covenant or agreement contained in Sections 6.2, 6.6, 6.9 or Section 7; or

            (e) The failure of any Loan Party to observe or perform any other term, covenant, or agreement contained in any Loan Document and such failure shall have continued unremedied for a period of 30 days after such Loan Party shall have obtained knowledge thereof, provided however, that (other than with respect to the covenant contained in Section 6.1 hereof) in the event the Loan Party cannot complete the cure of the default within such 30-day period, the Loan Party shall have an additional period, not to exceed 30 days to cure such default, provided that the Loan Party has commenced the cure of the default during the initial 30-day period and thereafter diligently pursues the cure of such default to completion and provided further, that in no event shall the Loan Party have a period of more than 60 days to cure such default; or

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

            (f) Liabilities and/or other obligations of the Borrower (other than its obligations under the Notes) or any other Loan Party, whether as principal, guarantor, surety or other obligor, for the payment of any Indebtedness or operating leases in an aggregate amount in excess of $100,000 shall become or shall be declared to be due and payable prior to the expressed maturity thereof, or shall not be paid when due and after the expiration of any grace period for the payment thereof, or any holder of any such obligation shall have the right to declare such obligation due and payable prior to the expressed maturity thereof or as a consequence of the occurrence or continuation of any event or condition, the Borrower or any other Loan Party has become obligated to purchase or repay any Indebtedness before its regularly scheduled maturity date;

            (g) Any license, franchise, permit, authorization, right, approval or agreement of the Borrower or any other Loan Party is not renewed, or is suspended, revoked or terminated and the non-renewal, suspension, revocation or termination thereof would have a Material Adverse Effect (unless such license, franchise, permit, authorization, right, approval or agreement is renewed or obtained prior to the occurrence of a Material Adverse Effect); or

            (h) The Borrower or any other Loan Party shall suspend or discontinue its business, make an assignment for the benefit of creditors, generally not be paying its debts as such debts become due, admit in writing its inability to pay its debts as they become due, file a voluntary petition in bankruptcy, become insolvent (however such insolvency shall be evidenced), file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, be the subject of any such proceeding filed against it which remains undismissed for a period of 60 days, file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 60 days, or take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower or such other Loan Party; or

            (i) An order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction adjudging the Borrower or any other Loan Party bankrupt or insolvent, approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Borrower or any other Loan Party under the United States bankruptcy laws or any other applicable Federal or state law, appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any other Loan Party or of any substantial part of the Property of any thereof, or ordering the winding up or liquidation of the affairs of the Borrower or any other Loan Party, and any such decree or order continues unstayed and in effect for a period of 60 days; or

            (j) Judgments or decrees against the Borrower or any other Loan Party aggregating in excess of $100,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days; or

            (k) The occurrence of an Event of Default as defined in any of the Security Documents; or

            (l) Any Loan Document shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party or any other party thereto shall so assert in writing or shall disavow any of its obligations thereunder; or

            (m) (i) Any Termination Event shall occur; (ii) any Accumulated Funding Deficiency, whether waived, shall exist with respect to any Pension Plan; (iii) any Person shall engage in any Prohibited Transaction involving any Employee Benefit Plan; (iv) the Borrower, any other Loan Party or any ERISA Affiliate shall fail to pay when due an amount which is payable by it to the PBGC or to a Pension Plan under Title IV of ERISA; (v) the imposition of any tax under Section 4980B(a) of the Code; (vi) the assessment of a civil penalty with respect to any Employee Benefit Plan under Section 502(c) of ERISA; (vii) or any other event or condition shall occur or exist with respect to an Employee Benefit Plan which in the case of clauses (i) through (vii) would, individually or in the aggregate, have a Material Adverse Effect; or

            (n) The Borrower or any Guarantor shall fail to comply with any Environmental Laws, the failure of which would have a Material Adverse Effect; or

            (o) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party or any other party thereto not to be, a valid and perfected Lien on any Collateral, with the priority required by the Security Documents other than as a result of Lender's failure to file any financing statement or continuation statement; or

            (p) the occurrence of a Material Adverse Change; or

            (q) the occurrence of a Change in Control.

      8.2   Contract Remedies.

            Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (a) if such event is an Event of Default specified in clause (i) or (j) of Section 8.1, the Commitments shall immediately and automatically terminate and the Loans, all accrued and unpaid interest thereon and all other amounts owing under

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

the Loan Documents shall immediately and automatically become due and payable, and the Lender may exercise any and all remedies and other rights provided in the Loan Documents, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: the Lender may, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon such Commitments shall immediately terminate, and the Lender may, by notice of default to the Borrower, declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, and the Lender may, exercise any and all remedies and other rights provided in the Loan Documents. Except as otherwise provided in this Section 8.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived. The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

9.    OTHER PROVISIONS.

      9.1   Amendments and Waivers.

            The Lender and the Borrower may, from time to time, enter into written amendments, supplements or modifications of the Loan Documents and the Lender may execute and deliver to any such parties a written instrument waiving or a consent to a departure from, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of the Loan Documents or any Default or Event of Default and its consequences. In the case of any waiver, the parties to the applicable Loan Document, the Lender shall be restored to its former position and rights hereunder and under the outstanding Notes and other Loan Documents to the extent provided for in such waiver, and any Default or Event of Default waived shall not extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. The Loan Documents may not be amended orally or by any course of conduct.

      9.2   Notices.

            All notices, requests and demands to or upon the respective parties to the Loan Documents to be effective shall be in writing and, unless otherwise expressly provided therein, shall be deemed to have been duly given or made when delivered by hand, one Business Day after having been sent by overnight courier service, or when deposited in the mail, first-class postage prepaid, or, in the case of notice by telecopy, when sent, addressed as follows in the case of the Borrower or the Lender or addressed to such other addresses as to which the Lender may be hereafter notified by the respective parties thereto:

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

       The Borrower:

                 Greenfield Online, Inc.
                 21 River Road
                 Wilton, CT
                 Attention: Jonathan Flatow
                            VP Corporate Development
                            and General Counsel
                 Telephone: (203) 846-5721
                 Telecopy:  (203) 846-5749

       with a copy to:

                 Preston Gales & Ellis LLP
                 925 4th Avenue, Suite 2900
                 Seattle, Washington 98104-1158
                 Attention: Gary Kocher, Esq.
                 Telephone: (206) 623-7580
                 Telecopy:  (206) 623-7022

       The Lender:

                 Commerce Bank, N.A.
                 535 East Crescent Avenue
                 Ramsey, New Jersey 07446
                 Attention: Mark J. Sicinski
                 Telephone: 973-357-7754
                 Telecopy:  973-357-7797

       with a copy to:

                 Emmet, Marvin & Martin, LLP
                 120 Broadway
                 New York, NY 10271
                 Attention: Eric M. Reuben, Esq.
                 Telephone: 212-238-3000
                 Telecopy:  212-238-3100

except that any notice, request or demand by the Borrower to or upon the Lender pursuant to Sections 2.4 or 3.2 shall not be effective until received. Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by telecopy or other electronic means as fully as if originally signed.

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

      9.3   No Waiver; Cumulative Remedies.

            No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

      9.4   Survival of Representations and Warranties and Certain Obligations.

            (a) All representations and warranties made under the Loan Documents and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall survive the execution and delivery of the Loan Documents, except for changes which, either singly or in the aggregate, will not have a Material Adverse Effect, and except for the representations and warranties contained in Section 4.1 and 4.6 which shall be true and correct as of the date hereof.

            (b) The obligations of the Borrower under Sections 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 9.5 and 9.8 shall survive the termination of the Commitments and the payment of the Loans, and all other amounts payable under the Loan Documents.

      9.5   Expenses.

            The Borrower shall (a) pay or reimburse the Lender for all its out-of-pocket costs and expenses reasonably incurred in connection with the negotiation, development, preparation and execution of the Loan Documents and any amendment, supplement or modification thereto (whether or not executed or effective), any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, including, without limitation, (i) the reasonable fees and disbursements of Special Counsel; and (ii) the fee incurred by the Lender in connection with the audit of the Collateral, which fee shall not exceed $3,000.00 and (b) pay or reimburse the Lender for all of its costs and expenses incurred in connection with any Default or Event of Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or "work-out" (whether consummated or not) of the obligations of the Borrower under any of the Loan Documents and the enforcement of this Section 9.5 including, without limitation, the fees and disbursements of Special Counsel; and (c) pay, indemnify and hold the Lender and each of its officers, directors and employees harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable counsel fees and disbursements) with respect to the enforcement and performance of the Loan Documents, the use of the proceeds of the Loans and the enforcement and performance of the provisions of any subordination agreement involving the Lender (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES") and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower shall make the maximum payment not prohibited under applicable law; provided, however, that the Borrower shall have no obligation to pay Indemnified Liabilities to the Lender arising from the finally adjudicated gross negligence or willful misconduct of the Lender or claims between one indemnified party and another indemnified party. The agreements in this Section
9.5 shall survive the termination of the Commitments of the Lender and the payment of all amounts payable under the Loan Documents.

      9.6   Lending Offices.

            (a) The Lender shall have the right at any time and from time to time to transfer a Loan to a different office, provided that the Lender shall promptly notify the Borrower of any such change of office. Such office shall thereupon become the Lender's Domestic Lending Office or Eurodollar Lending Office, as the case may be, provided, however, that the Lender shall not be entitled to receive any greater amount under Sections 3.5, 3.6, 3.7, 3.9 and 3.10, as a result of a transfer of a Loan to a different office of the Lender than it would be entitled to immediately prior thereto unless such claim would have arisen even if such transfer had not occurred.

            (b) The Lender agrees that, upon the occurrence of any event giving rise to any increased cost or indemnity under Sections 3.5, 3.6, 3.7, 3.8, 3.9 and 3.10 with respect to the Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of the Lender) to designate another lending office for the Loan affected by such event, provided that such designation is made on such terms that the Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 9.6 shall affect or postpone any of the obligations of the Borrower or the right of the Lender provided in Sections 3.5, 3.6, 3.7, 3.8, 3.9 and 3.10.

      9.7   Assignments, Participations.

            (a) This Agreement shall be binding upon, and shall inure to the benefit of, the Borrower and the Lender and their respective successors assigns, as applicable except that the Borrower may not assign or transfer their rights or obligations hereunder. The Lender may assign, or sell participations in, all or any part of its rights and obligations under this Agreement to another bank or other entity, in which event (i) in the case of an assignment, upon written notice thereof by the Lender to the Borrower, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it were the Lender hereunder; and
(ii) in the case of a participation, the participant shall have no rights under the Loan Documents. The agreement executed by the Lender in favor of the participant shall not give the participant the right to require the Lender to take or omit to take any

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

action hereunder except action directly relating to (i) the extension of a payment date with respect to any portion of the principal of or interest on any amount outstanding hereunder allocated to such participant, (ii) the reduction of the principal amount outstanding hereunder or (iii) the reduction of the rate of interest payable on such amount or any amount of fees payable hereunder to a rate or amount, as the case may be, below that which the participant is entitled to receive under its agreement with the Lender. The Lender may furnish any information concerning the Borrower or any Guarantor in the possession of the Lender from time to time only to assignees and participants (including prospective assignees and participants).

            (b) In addition to the assignments and participations permitted under paragraph (a) above, the Bank may assign and pledge all or any portion of its Loans and Notes to (i) any affiliate of the Lender or (ii) any Federal Reserve Bank as Collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

      9.8   Indemnity.

            The Borrower agrees to defend, protect, indemnify, and hold harmless the Lender, its Affiliates and each of the respective officers, directors, employees, agents and controlling persons of each of the foregoing (each an "INDEMNIFIED PERSON" and, collectively, the "INDEMNIFIED PERSONS") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel to such Indemnified Persons in connection with any investigative, administrative or judicial proceeding, whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, including any liabilities and costs under Environmental Laws, Federal, state or local health or safety laws, regulations, or common law principles, arising from or in connection with the past, present or future operations of the Borrower or its predecessors in interest, or the past, present or future environmental condition of the Property of any Loan Party, the presence of asbestos-containing materials at any such Property, or the release or threatened release of any Hazardous Substance into the environment from any such Property) in any manner relating to or arising out of the Loan Documents, any commitment letter or fee letter executed and delivered by any Loan Party and/or the Lender, the capitalization of any Loan Party, the Commitments, the making of, management of and participation in the Loans, the use or intended use of the proceeds of the Loans hereunder, provided that the Borrower shall have no obligation under this Section 9.8 to an Indemnified Person with respect to any of the foregoing to the extent found in a final judgment of a court having jurisdiction to have resulted primarily out of the gross negligence or willful misconduct of such Indemnified Person or arising solely from claims between one such Indemnified Person and another such Indemnified Person. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to each Indemnified Person under the Loan Documents or at common law or otherwise, and shall survive any termination of the Loan Documents, the expiration of the Commitments and the payment of all Indebtedness of the Borrower under the Loan Documents.

      9.9   Limitation of Liability.

            No claim may be made by the Borrower, any other Loan Party or any other Person against the Lender or any directors, officers, employees or agents of the Lender for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by any Loan Document, or any act, omission or event occurring in connection therewith, unless arising out of the Lender's gross negligence or willful misconduct and the Borrower, each Loan Party or other Person hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor, except if arising out of the Lender's gross negligence or willful misconduct.

      9.10  Counterparts.

            Each Loan Document (other than the Notes) may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. A counterpart of any Loan Document or to any document evidencing, and of any an amendment, modification, consent or waiver to or of any Loan Document transmitted by telecopy shall be deemed to be an originally executed counterpart. A set of the copies of the Loan Documents signed by all the parties thereto shall be deposited with each of the Borrower and the Lender. Any party to a Loan Document may rely upon the signatures of any other party thereto which are transmitted by telecopy or other electronic means to the same extent as if originally signed.

      9.11  Set-off.

            In addition to any rights and remedies of the Lender provided by law, upon the occurrence of an Event of Default and the acceleration of the obligations owing in connection with the Loan Documents, or at any time upon the occurrence and during the continuance of an Event of Default under Section 8.1(a) or 8.1(b), the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent not prohibited by applicable law, to set-off and apply against any indebtedness, whether matured or unmatured, of the Borrower to the Lender any amount owing from the Lender to the Borrower at, or at any time after, the happening of any of the above-mentioned events. To the extent not prohibited by applicable law, the aforesaid right of set-off may be exercised by the Lender against the Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrower or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by the Lender prior to the making, filing or issuance, or service upon the Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant.

      9.12  Construction.

            Each party to a Loan Document represents that it has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and that the principle that agreements are to be construed against the party drafting the same shall be inapplicable.

      9.13  Governing Law.

            The Loan Documents and the rights and obligations of the parties thereunder shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflict of laws, but including Section 5-1401 of the General Obligations Law.

      9.14  Headings Descriptive.

            Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

      9.15  Severability.

            Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

      9.16  Integration.

            All exhibits to a Loan Document shall be deemed to be a part thereof. The Loan Documents embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter thereof and supersede all prior

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

agreements and understandings between the Borrower and the Lender with respect to the subject matter thereof.

      9.17  Consent to Jurisdiction.

            Each party to a Loan Document hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to the Loan Documents. Each party to a Loan Document hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Borrower hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.

      9.18  Intentionally Deleted.

      9.19  No Limitation on Service or Suit.

            Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of the Lender to serve process in any manner permitted by law or limit the right of the Lender to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions in which the Borrower may be served.

      9.20  WAIVER OF TRIAL BY JURY.

            EACH OF THE LENDER, THE BORROWER AND THE GUARANTORS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN. FURTHER, THE BORROWER AND THE GUARANTORS HEREBY CERTIFY THAT NO REPRESENTATIVE OR AGENT OF THE LENDER, OR THE LENDER, OR COUNSEL TO THE LENDER, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THE BORROWER AND THE GUARANTORS ACKNOWLEDGE THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION 9.20.

                  [remainder of page intentionally left blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                         GREENFIELD ONLINE, INC.

                                         By: /s/ Jonathan A. Flatow
                                             ----------------------------------
                                             Name:  Jonathan A. Flatow
                                             Title: Secretary

                                         EACH OF THE FOLLOWING GUARANTORS WITH
                                         RESPECT TO SECTIONS 4, 6, 7 AND 9 ONLY:

                                         ZING WIRELESS, INC.

                                         By: /s/ Jonathan A. Flatow
                                             ----------------------------------
                                             Name:  Jonathan A. Flatow
                                             Title: Secretary

                                         RAPIDATA.NET, INC.

                                         By: /s/ Jonathan A. Flatow
                                             ----------------------------------
                                             Name:  Jonathan A. Flatow
                                             Title: Secretary

                                         [________________________]

                                         By: __________________________________
                                             Name:
                                             Title:

                                         [ADD ADDITIONAL GUARANTORS]

                                         COMMERCE BANK, N.A.

                                         By: /s/ Mark J. Sicinski
                                             ----------------------------------
                                             Name:  Mark J. Sicinski
                                             Title: Vice President

                                       2